Exhibit 99.C

DIARIO OFICIAL
DE LA REPÚBLICA DE CHILE
Ministerio del Interior

I SECCIÓN

LEYES, REGLAMENTOS, DECRETOS Y RESOLUCIONES DE ORDEN GENERAL

Núm. 44.322-C | Viernes 12 de Diciembre de 2025 | Página 1 de 24

Normas Generales

CVE 2741100

MINISTERIO DE HACIENDA

LEY NÚM. 21.796

LEY DE PRESUPUESTOS DEL SECTOR PÚBLICO CORRESPONDIENTE AL AÑO 2026

Teniendo presente que el H. Congreso Nacional ha dado su aprobación al siguiente

Proyecto de ley:

"**Artículo 1.-** Apruébase el Presupuesto de Ingresos y Gastos del Sector Público, para el año 2026, según el detalle que se indica:

En Moneda Nacional
En Miles de $

	Resumen de los Presupuestos de las Partidas	Deducciones de Transferencias	Total
INGRESOS	**98.173.137.392**	**3.365.139.677**	**94.807.997.715**
IMPUESTOS	67.592.676.590		67.592.676.590
IMPOSICIONES PREVISIONALES	3.909.386.418		3.909.386.418
TRANSFERENCIAS CORRIENTES	1.622.734.866	1.584.091.522	38.643.344
RENTAS DE LA PROPIEDAD	1.202.172.520		1.202.172.520
INGRESOS DE OPERACIÓN	1.269.297.707		1.269.297.707
OTROS INGRESOS CORRIENTES	3.703.738.501		3.703.738.501
VENTA DE ACTIVOS NO FINANCIEROS	10.596.573		10.596.573
VENTA DE ACTIVOS FINANCIEROS	-1.216.034.984		-1.216.034.984
RECUPERACIÓN DE PRÉSTAMOS	1.657.992.008		1.657.992.008
TRANSFERENCIAS PARA GASTOS DE CAPITAL	1.801.320.105	1.781.048.155	20.271.950
ENDEUDAMIENTO	16.604.590.449		16.604.590.449
SALDO INICIAL DE CAJA	14.666.639		14.666.639
GASTOS	**98.173.137.392**	**3.365.139.677**	**94.807.997.715**
GASTOS EN PERSONAL	17.124.393.592		17.124.393.592
BIENES Y SERVICIOS DE CONSUMO	6.666.677.160		6.666.677.160
PRESTACIONES DE SEGURIDAD SOCIAL	16.015.546.743		16.015.546.743
TRANSFERENCIAS CORRIENTES	29.829.223.314	1.039.105.570	28.790.117.744
INTEGROS AL FISCO	578.591.428	544.985.952	33.605.476
OTROS GASTOS CORRIENTES	39.977.244		39.977.244
ADQUISICIÓN DE ACTIVOS NO FINANCIEROS	354.577.240		354.577.240
ADQUISICIÓN DE ACTIVOS FINANCIEROS	2.078.114.027		2.078.114.027
INICIATIVAS DE INVERSIÓN	4.760.596.621		4.760.596.621
PRÉSTAMOS	2.900.239.419		2.900.239.419
TRANSFERENCIAS DE CAPITAL	9.393.255.741	1.781.048.155	7.612.207.586
SERVICIO DE LA DEUDA	8.418.942.393		8.418.942.393
SALDO FINAL DE CAJA	13.002.470		13.002.470

CVE 2741100 | Director: Felipe Andrés Peroti Díaz
Sitio Web: www.diariooficial.cl | Mesa Central: 600 712 0001 E-mail: consultas@diariooficial.cl
Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile.

Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diariooficial.cl

DIARIO OFICIAL DE LA REPUBLICA DE CHILE
Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 2 de 24

En Moneda Extranjera Convertida a Dólares
En Miles de US$

	Resumen de los Presupuestos de las Partidas	Deducciones de Transferencias	Total
INGRESOS	**12.368.561**	**20**	**12.368.541**
IMPUESTOS	308.200		308.200
TRANSFERENCIAS CORRIENTES	20	20	
RENTAS DE LA PROPIEDAD	1.797.058		1.797.058
INGRESOS DE OPERACIÓN	5.239		5.239
OTROS INGRESOS CORRIENTES	16.552		16.552
VENTA DE ACTIVOS NO FINANCIEROS	10		10
VENTA DE ACTIVOS FINANCIEROS	10.112.541		10.112.541
RECUPERACIÓN DE PRÉSTAMOS	2.375		2.375
ENDEUDAMIENTO	124.526		124.526
SALDO INICIAL DE CAJA	2.040		2.040
GASTOS	**12.368.561**	**20**	**12.368.541**
GASTOS EN PERSONAL	140.724		140.724
BIENES Y SERVICIOS DE CONSUMO	141.591		141.591
PRESTACIONES DE SEGURIDAD SOCIAL	375		375
TRANSFERENCIAS CORRIENTES	97.003		97.003
INTEGROS AL FISCO	20	20	
OTROS GASTOS CORRIENTES	110		110
ADQUISICIÓN DE ACTIVOS NO FINANCIEROS	2.676		2.676
ADQUISICIÓN DE ACTIVOS FINANCIEROS	8.467.195		8.467.195
INICIATIVAS DE INVERSIÓN	414		414
PRÉSTAMOS	2.375		2.375
SERVICIO DE LA DEUDA	3.514.078		3.514.078
SALDO FINAL DE CAJA	2.000		2.000

Artículo 2.- Durante el año 2026 el Presidente de la República podrá otorgar la garantía del Estado a los créditos que contraigan o a los bonos que emitan las empresas del Sector Público y las universidades estatales, hasta por la cantidad de US$500.000.000 o su equivalente en otras monedas extranjeras o en moneda nacional.

La autorización que se otorga al Presidente de la República será ejercida mediante uno o más decretos supremos expedidos a través del Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones por contraer, y se indicarán las fuentes de los recursos con cargo a los cuales debe hacerse el servicio de la deuda. Estos decretos podrán incluir los requisitos de información y otras actuaciones que deberán cumplir las empresas y universidades señaladas mientras se encuentren vigentes los créditos o bonos.

Las garantías que otorgue el Estado en conformidad con este artículo se extenderán al capital, reajustes e intereses que devenguen los créditos y los bonos mencionados precedentemente, comisiones, contratos de canje de monedas y demás gastos que irroguen, cualquiera sea su denominación presente o futura, hasta el pago efectivo de dichas obligaciones.

Las empresas señaladas en el inciso primero, para obtener la garantía estatal indicada deberán suscribir previamente, cuando corresponda, un convenio de programación con el Comité Sistema de Empresas de la Corporación de Fomento de la Producción, en que se especificará los objetivos y los resultados esperados de su operación y programa de inversiones, en la forma que se establezca mediante instrucciones del Ministerio de Hacienda. A estos convenios les será aplicable el inciso segundo del artículo 2 de la ley N° 19.847.

Autorízase a las universidades estatales para contratar durante el año 2026 empréstitos para el financiamiento de capital de trabajo y de remuneraciones -con excepción de incrementos remuneracionales-, refinanciamiento de pasivos, y/o proyectos de inversión, por períodos de hasta veinte años, de forma que, con los montos que se contraten, el nivel del stock del endeudamiento financiero no deberá exceder del cien por ciento del patrimonio respectivo. El servicio de la deuda se realizará con cargo al patrimonio de las mismas universidades estatales que las contraigan. Estos empréstitos, deberán contar con la visación previa del Ministerio de Hacienda.

CVE 2741100 | Director: Felipe Andrés Peroti Díaz
Sitio Web: www.diarioficial.cl | Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl
Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile.

Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 3 de 24 La respuesta por parte del Ministerio de Hacienda deberá efectuarse dentro del plazo de noventa días corridos, a contar de la recepción conforme de los respectivos antecedentes. Para la contratación de empréstitos cuyo vencimiento no exceda la duración del actual período presidencial, la visación del Ministerio de Hacienda deberá efectuarse dentro del plazo de veinte días corridos. El análisis de la relación deuda-patrimonio se realizará habida consideración de los estados financieros trimestrales de la respectiva universidad estatal correspondientes al trimestre anterior al de la solicitud. La contratación de los empréstitos que se autorizan a las universidades estatales no estará sujeta a las normas de la ley Nº 19.886 y su reglamento. En todo caso, las universidades deberán llamar a propuesta pública para seleccionar la o las entidades financieras que les concederán el o los empréstitos. Copia electrónica de los contratos de los antedichos empréstitos, con indicación del monto y las condiciones bajo las cuales fueron suscritos, además de un informe que especifique los objetivos y los resultados esperados de cada operación de endeudamiento, serán enviados al Ministerio de Educación, a la Comisión Especial Mixta de Presupuestos y a la Dirección de Presupuestos, dentro de los diez días siguientes al de su contratación. Artículo 3.- Autorízase al Presidente de la República para contraer obligaciones, en el país o en el exterior, en moneda nacional o en monedas extranjeras, hasta por la cantidad de US$17.400.000 miles que, por concepto de endeudamiento, se incluye en los Ingresos Generales de la Nación. Autorízasele, además, para contraer obligaciones, en el país o en el exterior, hasta por la cantidad de US$600.000 miles o su equivalente en otras monedas extranjeras o en moneda nacional. Para los fines de este artículo, se podrán emitir y colocar bonos y otros documentos en moneda nacional o extranjera, los cuales podrán llevar impresa la firma del Tesorero General de la República. La parte de las obligaciones contraídas en virtud de esta autorización que sea amortizada dentro del ejercicio presupuestario 2026 y aquellas que se contraigan para efectuar el pago anticipado total o parcial de deudas constituidas en ejercicios anteriores, deducidas las amortizaciones incluidas en esta ley para el año 2026, no serán consideradas en el cómputo del margen de endeudamiento fijado en los incisos anteriores. La autorización que se otorga al Presidente de la República será ejercida mediante decretos supremos expedidos a través del Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones que se contraigan, con indicación de las fuentes de recursos con cargo a los cuales debe hacerse el servicio de la deuda. Copias de estos decretos serán enviadas a las comisiones de Hacienda del Senado y de la Cámara de Diputados dentro de los quince días siguientes al de su total tramitación. Artículo 4.- De conformidad con lo dispuesto en el inciso tercero del artículo 26 del decreto ley N° 1.263, de 1975, sólo en virtud de autorización otorgada por ley podrá incrementarse la suma del valor neto de los montos para los gastos en personal, bienes y servicios de consumo, prestaciones de seguridad social, transferencias corrientes y otros gastos corrientes incluidos en el artículo 1, en moneda nacional y en moneda extranjera convertida a dólares. No regirá lo dispuesto en el inciso precedente respecto de los mayores egresos que se produzcan en los ítems de los referidos Subtítulos que sean legalmente excedibles de acuerdo al artículo 28 del referido decreto ley, y a la glosa 01, Programa Operaciones Complementarias, de esta ley ni a los incrementos originados en la asignación de mayores saldos iniciales de caja, excepto el correspondiente a la Partida Tesoro Público, en venta de activos financieros, en ingresos propios asignables a prestaciones o gastos, en recursos obtenidos de fondos concursables de entes públicos o en virtud de lo dispuesto en el artículo 21 del decreto ley antes señalado. Los mayores gastos efectivos o incrementos que se dispongan por tales conceptos, en la cantidad que excedan lo presupuestado, incrementarán los montos máximos señalados en el inciso precedente, según corresponda. Igual autorización legal se requerirá para aumentar la suma de las cantidades aprobadas en el artículo 1, de los Subtítulos de adquisición de activos no financieros, de las iniciativas de inversión y transferencias de capital a organismos o empresas no incluidas en esta ley, en un monto superior al 10 por ciento de dicha suma, salvo que los incrementos se financien con reasignaciones presupuestarias provenientes del monto máximo establecido en el inciso primero de este artículo o por incorporación de mayores saldos iniciales de caja, excepto el correspondiente a la Partida Tesoro Público, del producto de venta de activos, de recursos obtenidos de fondos concursables de entes públicos o de recuperación de anticipos. Los incrementos que provengan de las referidas reasignaciones disminuirán en igual cantidad el monto máximo establecido en el inciso primero de este artículo. Los aportes a cada una de las empresas incluidas en esta ley podrán elevarse hasta en el 10 por ciento.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 4 de 24 Sin perjuicio de las disposiciones de este artículo, el uso de los recursos del Fondo de Estabilización Económica y Social, creado por el artículo 10 de la ley N° 20.128, que se efectúe de acuerdo con lo establecido en el inciso final de dicha norma, requerirá autorización legal cuando su monto acumulado anual supere el 0,3% del Producto Interno Bruto. Artículo 5.- Suspéndese durante el año 2026 la aplicación de la letra d) del artículo 87 de la ley N° 18.834, sobre Estatuto Administrativo, cuyo texto refundido, coordinado y sistematizado fue fijado por el decreto con fuerza de ley N° 29, de 2004, del Ministerio de Hacienda, respecto de la compatibilidad en el desempeño de cargos de planta regidos por dicha ley con la designación en cargos a contrata. Asimismo, durante el año 2026 no podrá contratarse personal suplente en los cargos de planta que no se encuentren desempeñados por su titular por aplicación del mecanismo anterior. Lo dispuesto en este artículo no será aplicable respecto de las personas que estén haciendo uso de dichas excepciones al momento de publicarse esta ley. Artículo 6.- La propuesta o licitación pública será obligatoria respecto de los proyectos y programas de inversión y de los estudios básicos a realizar en el año 2026, cuando el monto total de éstos, contenido en el decreto o resolución de identificación, sea superior al equivalente en pesos de 1.000 unidades tributarias mensuales respecto de los proyectos y programas de inversión, y de 500 unidades tributarias mensuales en el caso de los estudios básicos, salvo las excepciones por situaciones de emergencia contempladas en la legislación correspondiente. Si se trata de los montos incluidos en las Partidas Ministerio de Obras Públicas y Ministerio de Vivienda y Urbanismo, las referidas cantidades serán de 10.000 unidades tributarias mensuales para los proyectos y programas de inversión y de 3.000 unidades tributarias mensuales en el caso de los estudios básicos. Cuando el monto respectivo sea inferior a los señalados en el inciso precedente, la adjudicación será efectuada conforme al procedimiento establecido en el decreto supremo N° 151, de 2003, del Ministerio de Hacienda, o en el que lo reemplace. Las empresas contratistas y subcontratistas que ejecuten obras o presten servicios financiados con recursos fiscales, que incumplan las leyes laborales y previsionales, lo que deberá ser determinado por la autoridad competente durante el desarrollo de tales contratos, serán calificadas con nota deficiente en el área de administración del contrato, sin perjuicio de las sanciones administrativas que correspondan. Esta calificación pasará a formar parte de los registros respectivos y se considerará en futuras licitaciones y adjudicaciones de contratos. Las instituciones privadas, cualquiera sea su naturaleza, al momento de contratar con el Estado deberán acompañar un certificado de cumplimiento de obligaciones laborales y de remuneración. En el evento de que la institución privada se encuentre incorporada en algún registro por incumplimientos laborales o de remuneraciones, o no acompañe los referidos certificados en la oportunidad correspondiente, no podrá contratar con el Estado mientras no subsane el incumplimiento que la afecte. Artículo 7.- En los decretos que contengan transferencias, que hayan sido dispuestas en esta ley o se creen en virtud del artículo 26 del decreto ley N° 1.263, de 1975, con imputación al Subtítulo 24, Transferencias Corrientes, y al Subtítulo 33, Transferencias de Capital, de este presupuesto, para los órganos y servicios públicos, se podrá indicar el uso o destino que la institución receptora deberá dar a los recursos, las condiciones o modalidades de su reintegro y la información que respecto de su aplicación deberá remitirse al organismo que se determine. Aquellas transferencias incluidas en el Subtítulo 24, que constituyan transferencias corrientes a Unidades o Programas del Servicio, ejecutados total o parcialmente por éste, deberán desglosarse en forma previa a la ejecución presupuestaria en los distintos conceptos de gasto, con visación de la Dirección de Presupuestos. Deberá remitirse mensualmente a esta última un informe sobre avance de actividades, junto con la información de ejecución presupuestaria. Dicho desglose constituirá la autorización máxima de gasto en los respectivos conceptos, sin perjuicio de las modificaciones que se le introduzcan mediante igual procedimiento. La visación podrá efectuarse a contar de la fecha de publicación de esta ley. Con todo, en los conceptos de gastos antes señalados no podrán incluirse recursos para gastos en personal y bienes y servicios de consumo, salvo que estén autorizados por norma expresa en el respectivo presupuesto. Asimismo, el personal que sea contratado con cargo a dichos recursos no formará parte de la dotación del Servicio. Artículo 8.- Todos los pagos a proveedores de bienes y servicios de cualquier tipo que se realicen por parte de los órganos de la Administración del Estado durante el año 2026, incluidos aquellos relacionados a contratos de obra o infraestructura, deberán realizarse mediante transferencia electrónica de fondos. Además, su reconocimiento en la ejecución presupuestaria

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 5 de 24 deberá realizarse con pleno cumplimiento de la ley N° 19.983, que regula la transferencia y otorga mérito ejecutivo a copia de la factura. Para ello, los órganos de la Administración del Estado, como parte del proceso de contratación, deberán requerir la información necesaria para realizar estas transferencias a los proveedores que correspondan y cumplir las instrucciones técnicas generales que al respecto emita la Dirección de Presupuestos. Artículo 9.- Prohíbese a los órganos y servicios públicos la adquisición, construcción o arrendamiento de edificios para destinarlos a casas habitación de su personal. No regirá esta prohibición respecto de los programas sobre esta materia incorporados en los presupuestos del Poder Judicial, del Ministerio Público, del Ministerio de Defensa Nacional, de Carabineros de Chile, de la Policía de Investigaciones de Chile, de Gendarmería de Chile y en los de inversión regional de los gobiernos regionales en lo que respecta a viviendas para personal de educación y de la salud en zonas apartadas y localidades rurales. Artículo 10.- No obstante la dotación máxima de personal o de horas semanales fijadas en este presupuesto a los servicios públicos, podrá aumentarse la dotación u horas semanales de alguno de ellos con cargo a la disminución de otro, o con cargo a la misma cantidad de cupos de honorarios, por decreto dictado en la forma dispuesta en el artículo 70 del decreto ley N° 1.263, de 1975. En ningún caso podrá aumentarse la dotación máxima o número de horas semanales del conjunto de los servicios del ministerio respectivo. Asimismo, podrán aumentarse los cupos de honorarios fijados en este presupuesto a los servicios públicos y programas presupuestarios, con cargo a la disminución de otro, o con cargo a la misma cantidad de cupos de contrata, sin que puedan aumentarse los cupos de honorarios del conjunto de los servicios del ministerio respectivo. Sin perjuicio de lo dispuesto en el inciso anterior, durante el primer trimestre del año 2026, a solicitud de los respectivos servicios e instituciones del sector público, el Ministro de Hacienda podrá modificar el límite máximo de personas contratadas a honorarios, fijado en las respectivas glosas asociadas a los Subtítulos 21 y 24. Dentro de los treinta días corridos siguientes al término del trimestre referido, el Ministerio de Hacienda deberá remitir un informe a la Comisión Especial Mixta de Presupuestos en que detalle el ejercicio de la facultad de manera agregada, así como desagregada, por Partida, Capítulo y Programa, en este último caso con indicación de los ítems o asignaciones donde dicha facultad fue ejercida. Durante el año 2026 sólo podrá reponerse un cupo por cada tres cupos vacantes que se produzcan en los servicios públicos que tengan fijada dotación máxima de personal en esta ley, por haberse acogido a un beneficio de retiro previsto en la ley o por obtención de jubilación, pensión o renta vitalicia en un régimen previsional que realicen sus funcionarios. Con todo, para efectuar las reposiciones que procedan en la proporción establecida en el inciso precedente, la institución respectiva deberá contar con disponibilidad presupuestaria suficiente para financiar las reposiciones, lo que será certificado por la autoridad del Servicio, sobre la base del informe de su unidad de finanzas. Tal certificación se acompañará al respectivo acto administrativo. El acto administrativo que disponga la reposición deberá contener la identificación de los decretos o resoluciones de cesación de funciones en que se fundamenta. Artículo 11.- Los órganos y servicios públicos podrán contratar personal que reemplace a las funcionarias y los funcionarios que por cualquier razón se encuentren imposibilitados para desempeñar sus labores por un período superior a treinta días corridos. Los contratos para efectuar labores de reemplazo no podrán tener una vigencia superior a seis meses, no se imputarán a la respectiva dotación máxima de personal y sólo podrán efectuarse previa autorización de la Dirección de Presupuestos, la que verificará la disponibilidad presupuestaria que corresponda. No se requerirá dicha autorización en los casos de licencias maternales, postnatal parental y/o licencia por enfermedad grave de hijo menor de un año, lo que deberá, sin embargo, ser informado a la Dirección de Presupuestos. En aquellos casos en que se esté reemplazando a una funcionaria o a un funcionario que ha hecho uso de licencia médica en un lapso continuo o discontinuo superior a seis meses en los últimos dos años, el jefe superior del servicio deberá considerar el ejercicio de la declaración de la salud incompatible con el desempeño del cargo de la funcionaria reemplazada o del funcionario reemplazado de conformidad con el artículo 151 del decreto con fuerza de ley N° 29, de 2004, del Ministerio de Hacienda. Artículo 12.- Los órganos y servicios públicos regidos presupuestariamente por el decreto ley Nº 1.263, de 1975, con exclusión del Congreso Nacional, el Poder Judicial, el Ministerio Público y la Contraloría General de la República, necesitarán autorización previa de la Dirección de Presupuestos para efectuar inversiones y gastos en proyectos nuevos, de

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 6 de 24 continuidad o arrastre en Tecnologías de la Información y Comunicaciones (TIC), cuando éstas no hayan sido aprobadas durante el proceso EVALTIC correspondiente, o por el Ministerio de Seguridad Pública, conforme a lo dispuesto en la letra h) del artículo 6 de la ley Nº 21.730, habida consideración de las directrices técnicas proporcionadas por EVALTIC, o aquellas que no formen parte de un proceso de compras coordinadas comunicado por la Dirección de Compras y Contratación Pública y autorizado por la Dirección de Presupuestos. Los órganos y servicios públicos de la Administración del Estado incluidos en esta ley necesitarán autorización previa de la Dirección de Presupuestos para adquirir, a cualquier título, toda clase de vehículos motorizados destinados al transporte terrestre de pasajeros y de carga, cuyo precio supere el que fije dicha Dirección. Se exceptúa de las disposiciones anteriores a la Agencia Nacional de Inteligencia, a las Fuerzas Armadas y a las Fuerzas de Orden y Seguridad Pública, sólo respecto de compras de material bélico, de vehículos de color institucional a que se refiere el Reglamento de Vehículos para Carabineros de Chile N° 20 y su directiva, de los vehículos operativos de la Policía de Investigaciones, y de aquellas asociadas a labores de inteligencia. La Dirección de Presupuestos establecerá los parámetros técnicos, montos máximos, e impartirá instrucciones específicas respecto de las autorizaciones indicadas en los incisos anteriores y las requeridas para celebrar los contratos señalados en el artículo 14 de la ley N° 20.128, sobre responsabilidad fiscal, y podrá establecer los mecanismos de adquisición de los productos o contratación de los servicios, y cualquier otra modalidad o procedimiento que ella determine. Artículo 13.- El producto de las ventas de bienes inmuebles fiscales que no estén destinados por aplicación de lo dispuesto en el artículo 56 del decreto ley N° 1.939, de 1977, que efectúe durante el año 2026 el Ministerio de Bienes Nacionales, y las cuotas que se reciban en dicho año por ventas efectuadas en años anteriores, se distribuirá de acuerdo con lo siguiente: a) 65% pagadero al gobierno regional de la región en la cual está ubicado el inmueble enajenado, para su programa de inversión, según la glosa 01 común de la Partida 31 “Financiamiento Gobiernos Regionales”. b) 10% al Ministerio de Bienes Nacionales. c) 25% a beneficio fiscal, que ingresará a rentas generales de la Nación. La norma establecida en este artículo no regirá respecto de las ventas que efectúe dicho ministerio a órganos y servicios públicos, o a empresas en que el Estado, sus instituciones o empresas tengan aporte de capital igual o superior al cincuenta por ciento, destinadas a satisfacer necesidades propias del adquirente. No obstante lo anterior, si las empresas a que se refiere el inciso precedente enajenan todo o parte de los bienes inmuebles adquiridos al Ministerio de Bienes Nacionales dentro del plazo de un año contado desde la fecha de inscripción del dominio a su nombre, el Fisco aportará al gobierno regional respectivo el sesenta y cinco por ciento del precio pagado al referido ministerio, o la proporción correspondiente si la venta es parcial. En el caso de los bienes inmuebles de las Fuerzas Armadas, las aplicaciones que se efectúen con cargo a los recursos provenientes de las enajenaciones se incorporarán anualmente en la Ley de Presupuestos, en los respectivos Capítulos de la Partida del Ministerio de Defensa Nacional, y se identificarán los ingresos y gastos estimados en cada caso. Los recursos sólo podrán emplearse en proyectos de infraestructura, incluidos proyectos de inversión social, tales como habitabilidad y mejoramiento de las condiciones de vida de todo el personal integrante de estas instituciones, y en proyectos de infraestructura militar. Artículo 14.- Los órganos del Estado regidos por esta ley, o los que se especifiquen en los numerales siguientes, informarán a la Comisión Especial Mixta de Presupuestos, con copia a la Biblioteca del Congreso Nacional, lo siguiente: 1. Un cronograma mensual, desagregado por programa presupuestario y por Subtítulos, de gastos del año en curso, que deberá ser enviado durante el mes de marzo, y actualizado en el mes de julio, junto con una explicación de los principales cambios ocurridos en el transcurso del primer semestre y consignados en dicha actualización. 2. Copia de los informes derivados de estudios e investigaciones contratados en virtud de la asignación 22.11.001, dentro de los ciento ochenta días siguientes a la recepción de su informe final. 3. La nómina de los proyectos o programas desarrollados interna y/o externamente que permitan, en lo específico, su posterior uso como tecnologías duales, con identificación de proyectos nuevos o de arrastre, breve descripción de su objetivo, presupuesto anual, organismos

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 7 de 24 involucrados, y su fecha de inicio y de término, lo que será informado antes del 31 de marzo, mediante documento electrónico que permita el tratamiento de sus datos. En el mismo formato y con igual desagregación, se enviará trimestralmente el presupuesto vigente, treinta días después de terminado el trimestre respectivo, estado de avance físico y financiero de los proyectos o programas, así como las modificaciones que en el período informado hayan experimentado. 4. Cada gobierno regional deberá informar los estudios básicos, proyectos y programas de inversión que realizará en la región y que haya identificado conforme a lo dispuesto en el artículo 19 bis del decreto ley N° 1.263, de 1975. Tal información comprenderá el nombre del estudio, proyecto o programa, su monto y demás características, y se remitirá dentro de los treinta días siguientes al término del mes de total tramitación de los respectivos decretos. 5. El Comité Sistema de Empresas de la Corporación de Fomento de la Producción o quien lo suceda o reemplace, remitirá un informe financiero trimestral de las empresas del Estado, y de aquellas en que el Estado, sus instituciones o empresas tengan aportes de capital igual o superior al cincuenta por ciento, que comprenderá un balance consolidado por empresa y estado de resultados, a nivel consolidado y por empresa. Dicho informe será remitido dentro de los quince días siguientes a la fecha de vencimiento del respectivo plazo de presentación fijado por la Comisión para el Mercado Financiero. La misma obligación tendrán Televisión Nacional de Chile y la Corporación Nacional del Cobre de Chile (CODELCO), las cuales deberán remitir los informes financieros trimestrales directamente a la Comisión Especial Mixta de Presupuestos. 6. El monto ejecutado por concepto de publicidad y difusión, imputados al Subtítulo 22, ítem 07, en que haya incurrido, por programa presupuestario, en el formato que definirá para tal efecto el Ministerio Secretaría General de Gobierno. Asimismo, informará el detalle del gasto por concepto de publicidad, difusión o relaciones públicas en general, y para ello distinguirá entre avisos, promoción en periódicos, radios, televisión, medios digitales, cines, teatros, revistas, contratos con agencias publicitarias y/o servicios de exposiciones e indicará los proveedores de cada uno de ellos, si éstos tienen una clara identificación local y si pertenecen a un holding, conglomerado o cadena de comunicación. Respecto de estos últimos, se adjuntará además la nómina de las entidades ejecutoras de dichas actividades, su mecanismo de contratación y el monto adjudicado, desagregado por programa. Esta información se remitirá trimestralmente, dentro de los treinta días siguientes al término del respectivo trimestre. 7. Sobre las comisiones de servicio en el país y en el extranjero. Se deberá detallar el número de comisiones y cometidos funcionarios, funcionarias y funcionarios designados, su destino, viático recibido y sus fundamentos y el detalle de los pasajes utilizados en dichas comisiones de servicios, y se indicará el titular de éstos, destino, valor y fecha, a excepción de aquellas que tengan el carácter de reservadas, las que deberán informarse en sesión secreta. Esta información se remitirá trimestralmente. 8. Las contrataciones y desvinculaciones realizadas durante cada trimestre. En ambos casos, se deberá consignar el nombre, cargo y título de educación superior si lo hubiera. En el caso de las desvinculaciones, deberá consignarse la cantidad de funcionarias y funcionarios que cesen en sus funciones en cada uno de los servicios públicos con los que se relacionen, la antigüedad en el cargo, la fecha y la causal de cesación. 9. Los recursos que son implementados directamente por la institución, aquellos que son ejecutados por medio de convenio marco, licitación pública, licitación privada o trato directo, en cada uno de los programas que constituyen la respectiva Partida. Esta información se remitirá trimestralmente, dentro de los treinta días siguientes al término del respectivo trimestre e incluirá a la Comisión de Hacienda de la Cámara de Diputados. 10. Los gastos asociados a remuneraciones de trabajadores, con indicación de la calidad jurídica de los contratos y los porcentajes de tipos de contratación en relación con el total del personal, diferenciado según género y por estamento, la duración media y promedio de cada contrato, y el número de veces que ha sido contratado bajo esta modalidad por la entidad pública referida. Esta información se remitirá semestralmente e incluirá a la Comisión de Hacienda de la Cámara de Diputados. 11. Los gastos asociados al arriendo de terrenos u otros bienes inmuebles que sirvan de dependencias para las actividades propias del ministerio. Se informará trimestralmente, treinta días después del término del trimestre respectivo, e incluirá a la Comisión de Vivienda y Urbanismo del Senado, y a la Comisión de Vivienda, Desarrollo Urbano y Bienes Nacionales de la Cámara de Diputados. 12. El Ministerio del Interior informará antes del 31 de enero de 2026 acerca de los resultados de la implementación y desarrollo del Plan Buen Vivir durante el año 2025, salvo en lo relativo al Programa de Infraestructura del referido Plan, que corresponderá informar, en igual fecha, al Ministerio de Obras Públicas.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 8 de 24 Asimismo, los ministerios indicados en el párrafo anterior deberán informar, en el mismo plazo y cada uno en el ámbito de sus competencias relativas al Plan, sobre la planificación presupuestaria, objetivos y metas que éste tendrá para el año 2026. Además, trimestralmente, el Ministerio del Interior informará de las actividades desarrolladas en el marco del Plan Buen Vivir. En tanto, el Ministerio de Obras Públicas informará de las obras ejecutadas y su nivel de avance, con indicación de la cobertura de población, desagregadas por comuna. 13. Durante el año 2026, la Empresa Nacional de Minería, creada por el decreto con fuerza de ley N° 153, de 1960, del Ministerio de Hacienda, deberá informar respecto de las enajenaciones de activos que su directorio apruebe realizar. 14. Los ministerios de Obras Públicas, de Vivienda y Urbanismo, de Salud y de Educación, y la Subsecretaría de Desarrollo Regional y Administrativo y los gobiernos regionales informarán, a más tardar en el mes de enero de 2026, la nómina con los proyectos de inversión identificados de acuerdo con lo establecido en el artículo 19 bis del decreto ley N° 1.263, de 1975, incluidos en esta ley. Esa nómina contendrá el nombre, localización por comuna y región, estado, fecha de ejecución e inversión estimada total y de cada una de las etapas que conforman el proyecto, y precisará, específicamente, las obras y recursos que se ejecutarán durante el año 2026. Asimismo, a partir de febrero de 2026, deberán enviar mensualmente un informe de actualización que contenga, respecto de cada uno de ellos, su estado de avance y la inversión materializada durante el año 2026. 15. Mensualmente la Dirección de Presupuestos deberá informar la nómina de proyectos de inversión presupuestados en los Subtítulos 29, 31 y 33 por Partida, y para ello desagregará la información por etapa de diseño, ejecución y fecha de entrega prevista. 16. Trimestralmente se informará sobre las instituciones de las señaladas en el artículo 2 y el monto, la duración y las condiciones en que han tomado deuda con garantía estatal. 17. Semestralmente, las empresas públicas creadas por ley, las empresas del Estado y las sociedades en que éste tenga aporte, participación accionaria superior al cincuenta por ciento o mayoría en el directorio, cualquiera sea el estatuto por el que se rijan, incluso aquellas que de acuerdo a su ley orgánica deban ser expresamente mencionadas para quedar obligadas al cumplimiento de ciertas disposiciones, deberán remitir la información relativa al total de deuda que poseen, con indicación del porcentaje de ella que ha sido tomada con garantía estatal y las fechas y condiciones de su vencimiento. 18. Un reporte trimestral desagregado por ministerio y por región, que dé cuenta de los proyectos o programas identificados con el etiquetado de “Género” y de “Cambio Climático” a nivel de Subtítulo. 19. El Ministerio de Economía, Fomento y Turismo informará semestralmente el estado de la implementación del Plan de Acción del Corredor Bioceánico Vial, con detalle de los convenios suscritos y su estado de ejecución. Esta información se remitirá semestralmente, treinta días después de terminado el semestre respectivo, e incluirá a la Comisión de Economía, Fomento; Micro, Pequeña y Mediana Empresa; Protección de los Consumidores y Turismo de la Cámara de Diputados y a la Comisión de Economía del Senado. Asimismo, los órganos del Estado regidos por esta ley deberán cumplir con las siguientes obligaciones de información y publicación: a) Publicar en su sitio electrónico institucional un informe trimestral que contenga, en su caso, la individualización de los proyectos beneficiados con cargo a los Subtítulos 24 y 33, nómina de beneficiarios, metodología de elección de éstos, las personas o entidades ejecutoras de los recursos, los montos asignados, la modalidad de asignación, las actividades financiadas, los objetivos y metas anuales, los montos y porcentajes de ejecución, desagregados por programa presupuestario, región y comuna según sea el caso, dentro de los treinta días siguientes al término del respectivo trimestre. En caso de contener coberturas y recursos asignados en glosa, la información deberá presentarse con dicho nivel de desagregación. Si las asignaciones a las que hace mención el párrafo precedente corresponden a transferencias a municipios, el informe respectivo también deberá contener una copia de los convenios firmados con los alcaldes, el desglose por municipio de los montos transferidos y el criterio bajo el cual éstos fueron distribuidos. La precitada información deberá ser remitida en igual plazo y con el mismo detalle a la Comisión Especial Mixta de Presupuestos. b) Publicar en sus respectivos portales de transparencia activa las actas de evaluación emitidas por las comisiones evaluadoras de licitaciones y compras públicas de bienes y servicios que realicen en el marco de la ley N° 19.886, dentro de los treinta días siguientes al término del respectivo proceso.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 9 de 24 La precitada información deberá ser remitida a la Comisión Especial Mixta de Presupuestos trimestralmente, dentro de los treinta días posteriores al término del trimestre respectivo con el mismo detalle. c) Cada ministerio y los demás órganos de la Administración del Estado deberán publicar en sus respectivos sitios electrónicos institucionales la información relativa al presupuesto asignado por esta ley. Para estos efectos procurarán utilizar un lenguaje claro que permita ser comprendido por la mayor cantidad de personas, con utilización de gráficos y otros mecanismos que permitan comprender, de manera sencilla, la composición del presupuesto y de los distintos elementos que lo integran, y vincularán esta información a las orientaciones estratégicas, objetivos prioritarios y resultados esperados para el período. Se deberán contemplar mecanismos de participación ciudadana que permitan recoger inquietudes y realizar consultas sobre iniciativas en estudio o para la priorización de acciones futuras, a través de consejos de la sociedad civil, de carácter consultivo, conformados acorde con lo establecido en el artículo 74 del decreto con fuerza de ley N° 1-19.653, de 2000, del Ministerio Secretaría General de la Presidencia. Toda información deberá ser proporcionada en formato digital, legible y procesable, que no consista solamente en imagen de la respectiva documentación, desagregada por sexo, cuando corresponda. Asimismo, todo deber de información que no señale una fecha de entrega deberá ser cumplido antes del comienzo de la tramitación de la Ley de Presupuestos del Sector Público para el año siguiente. La información que, de acuerdo con lo establecido en esta ley, deba ser remitida a cualquiera de las comisiones de la Cámara de Diputados o del Senado, se entenderá que debe ser remitida también a la Comisión Especial Mixta de Presupuestos. La Cámara de Diputados y el Senado deberán disponer en un repositorio electrónico de acceso público la información remitida de acuerdo con lo establecido en esta ley. Para tal efecto, se podrá disponer de una plataforma web, a través de la cual las instituciones públicas incluidas en la presente ley deberán disponer la respectiva información. Sin perjuicio de lo anterior, la Comisión Especial Mixta de Presupuestos deberá remitir la información que le corresponda recibir a las comisiones permanentes de la Cámara de Diputados y del Senado cuyas materias de competencia se relacionen con la Partida respectiva, dentro del plazo de treinta días contado desde su recepción. La información que se remita de acuerdo con lo establecido en el presente artículo deberá considerar las particularidades, condiciones y desagregación vigente en la Ley de Presupuestos. Para dar cumplimiento a lo señalado en este artículo, la información indicada deberá ser puesta a disposición por los organismos correspondientes de conformidad a las instrucciones impartidas para tal efecto por la Dirección de Presupuestos. Asimismo, los organismos públicos obligados a remitir la información señalada en el presente artículo deberán ponerla a disposición en los sitios electrónicos en los que dan cumplimiento a las obligaciones de transparencia activa. La omisión de la publicación en la forma señalada o su falta de actualización podrá reclamarse en conformidad con lo dispuesto en el artículo 8 de la Ley de Transparencia de la Función Pública y de Acceso a la Información de la Administración del Estado, contenida en el artículo primero de la ley N° 20.285, sobre Acceso a la Información Pública. Artículo 15.- Fíjase para el año 2026 en 6.500 el número máximo de personas que podrá modificar su calidad jurídica de honorario a suma alzada a contrata, y se asimilará al grado del estamento que le corresponda según el sistema de remuneraciones del servicio, cuya remuneración líquida mensualizada le permita mantener su honorario líquido mensual. Para efectuar los traspasos señalados, con posterioridad al 31 de marzo de 2026, a solicitud de los respectivos servicios e instituciones del Sector Público, podrá ser modificado el límite máximo de la dotación de personal fijada en las respectivas glosas presupuestarias de la presente ley, con cargo a una compensación equivalente en el número de personas contratadas a honorarios a suma alzada, fijado en las glosas presupuestarias correspondientes, asociadas a los Subtítulos 21 y 24. Los ajustes derivados de la aplicación de este artículo serán establecidos por medio de decretos del Ministerio de Hacienda, dictados conforme a lo dispuesto en el artículo 70 del decreto ley N° 1.263, de 1975, y deberán ser informados mensualmente, dentro de los treinta días siguientes al término del mes respectivo, a la Comisión Especial Mixta de Presupuestos. También, mediante decretos del Ministerio de Hacienda dictados conforme a lo señalado anteriormente, se establecerán los requisitos para el traspaso; la forma de determinar la remuneración líquida mensualizada, para cuyo cálculo no procederá descontar los impuestos, el honorario líquido mensual y el grado de asimilación al estamento que le corresponda según el

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 10 de 24 sistema de remuneraciones del servicio; los criterios de priorización que, a lo menos, deberán establecer las jefas y los jefes superiores de servicio para el caso que haya más personal a honorarios que cupos disponibles para el traspaso; y las demás normas de procedimiento que sean necesarias para la implementación de este artículo. Durante el año 2026, los órganos y servicios públicos incluidos en la presente ley podrán renovar las contrataciones de su personal sobre la base de honorarios sin quedar sujeto a las limitaciones establecidas en el artículo 11 de la ley N° 18.834, sobre Estatuto Administrativo, u otra norma de similar naturaleza que rija al respectivo órgano público. Asimismo, los reemplazos del personal a honorarios no quedarán afectos a la limitación antes señalada. Artículo 16.- La Dirección de Presupuestos proporcionará a las comisiones de Hacienda del Senado y de la Cámara de Diputados, a la Comisión Especial Mixta de Presupuestos y a la Biblioteca del Congreso Nacional los informes y documentos que se señalan, en la forma y oportunidades que a continuación se indican: 1. Informe de ejecución presupuestaria mensual de ingresos y gastos del Gobierno Central, a nivel de Subtítulos, dentro de los treinta días siguientes al término del respectivo mes. Este informe deberá incluir la ejecución mensual de gastos correspondientes a los Subtítulos 30 “Adquisición de Activos Financieros” y 32 “Préstamos”, del clasificador de gastos. 2. Informe de ejecución presupuestaria trimestral de ingresos y gastos del Gobierno Central, a nivel de Subtítulos, dentro de los treinta días siguientes al término del respectivo trimestre, e incluirá en anexos un desglose de los ingresos tributarios del período, otras fuentes de financiamiento y saldo de la deuda bruta del Gobierno Central. Del mismo modo, deberá incluir en anexos información del gasto devengado en el Gobierno Central del Subtítulo 22, ítem 07, Publicidad y Difusión, desagregado por asignación, y detallará el gasto por Partida y su variación real respecto de igual trimestre del año anterior y de las asignaciones comprendidas en los Subtítulos 24 y 33, para cada uno de los programas de esta ley. 3. Informe de la ejecución trimestral del presupuesto de ingresos y gastos de las Partidas de esta ley, al nivel de Partidas, Capítulos y Programas aprobados respecto de cada una de ellas, estructurado en presupuesto inicial, presupuesto vigente y monto ejecutado a la fecha respectiva, incluido el gasto de todas las glosas de esta ley, dentro de los treinta días siguientes al término del respectivo trimestre. 4. Copia de los decretos de modificaciones presupuestarias totalmente tramitados durante cada mes y un informe consolidado de las modificaciones presupuestarias efectuadas en dicho mes por Partida, que contenga una descripción que indique si se trata de incrementos por aplicación de leyes, reducciones por ajuste fiscal, o modificaciones por decisiones de política, con especificación de los montos incrementados o disminuidos por Subtítulo y Partida, dentro de los treinta días siguientes a su término. 5. Informe semestral de la deuda pública bruta y neta del Gobierno Central con sus notas explicativas y antecedentes complementarios, dentro de los sesenta y noventa días siguientes al término del correspondiente semestre, respectivamente. 6. Informe trimestral sobre los Activos Financieros del Tesoro Público, dentro de los treinta días siguientes al término del respectivo trimestre. 7. Informe trimestral sobre el Fondo de Reserva de Pensiones y el Fondo de Estabilización Económica y Social, dentro de los noventa días siguientes al término del respectivo trimestre. 8. Informe trimestral de las operaciones de cobertura de riesgo de activos y pasivos autorizados en el artículo 5 de la ley N° 19.908, dentro de los treinta días siguientes al término del respectivo trimestre. 9. Informe trimestral con la actualización del escenario fiscal que considere una proyección de ingresos y gastos, junto a la correspondiente proyección del balance efectivo y cíclicamente ajustado, la proyección de deuda y la posición financiera neta para el año 2026 y para el programa financiero en cada caso, adicional al Informe sobre Finanzas Públicas establecido en el número 22 del artículo 2° del decreto con fuerza de ley N° 106, de 1960, del Ministerio de Hacienda. En la misma oportunidad se informará acerca de la necesidad de financiamiento que deba ser atendida con cargo a la autorización de endeudamiento otorgada de conformidad al artículo 3. La entrega de esa información respetará los deberes de reserva de información establecidos en leyes especiales. En estos informes se actualizará la proyección de ingresos efectivos y estructurales del Gobierno Central, habida consideración de la recaudación efectiva del año 2025, los ajustes metodológicos que se implementen y la actualización de proyecciones macroeconómicas para el año. Sobre esta base la Dirección de Presupuestos determinará el nivel de gastos compatible con el cumplimiento de la meta fiscal del año y los ajustes que se requieran para su logro.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 11 de 24 10. Antecedentes relativos a la planificación estratégica de los órganos de la Administración del Estado, excluidos el Congreso Nacional, el Poder Judicial, la Contraloría General de la República, el Ministerio Público, el Servicio Electoral y las Fuerzas Armadas. Dichos antecedentes deberán contemplar, a lo menos: a) Definiciones estratégicas, incluida la misión institucional, identificación de sus prioridades a través de objetivos estratégicos y bienes y servicios provistos a sus usuarios. b) Indicadores de desempeño vinculados a los objetivos estratégicos institucionales. c) Medición efectiva de los indicadores de desempeño del año anterior. Para lo anterior, la Dirección de Presupuestos podrá enviar instrucciones específicas. La información correspondiente a la medición de los indicadores de desempeño del año anterior se remitirá durante el mes de mayo y la información correspondiente a la planificación estratégica del periodo 2026–2029 se remitirá en el mes de septiembre. 11. Antecedentes relativos al diseño y desempeño de la oferta programática vigente de los órganos de la Administración del Estado. Se entenderá por tales a los ministerios y sus respectivos órganos desconcentrados, y servicios públicos. Dichos antecedentes deberán contemplar: a) La información que la Dirección de Presupuestos y la Subsecretaría de Evaluación Social recaben en virtud del monitoreo del desempeño de los programas públicos correspondientes a la oferta programática ejecutada el año anterior. Esta información deberá remitirse en el mes de mayo. b) La información que la Dirección de Presupuestos y la Subsecretaría de Evaluación Social recaben en virtud de la evaluación ex ante de diseño de los programas nuevos o aquellos que reformulen su diseño en forma significativa presentados en el marco del proceso de formulación presupuestaria del año siguiente. Dicha información deberá remitirse cuarenta y cinco días antes de que comience la discusión presupuestaria del año siguiente. c) La información recabada de la Evaluación de Programas Gubernamentales (EPG) de acuerdo con lo establecido en el artículo 52 del decreto ley N° 1.263, de 1975, Orgánico de Administración Financiera del Estado y en el reglamento fijado a través del decreto N° 2.068, de 2022, del Ministerio de Hacienda. Esta información deberá remitirse quince días antes de que comience la discusión presupuestaria del año siguiente. 12. Durante el primer trimestre del año la Dirección de Presupuestos informará, de forma agregada, y a nivel de Partida, Capítulo y Programa, los gastos en personal que son imputados al Subtítulo 24, y señalará el monto que la Ley de Presupuestos autoriza al respecto y, a la fecha, la ejecución de dichos recursos y el número de personas que se desempeñan en dichos cargos, según corresponda. De la misma forma, y como parte integrante de los antecedentes que acompañan los contenidos del proyecto de ley de presupuestos del año siguiente, se informará de forma agregada, y a nivel de Partida, Capítulo y Programa, los gastos en personal que se propone serán imputados al Subtítulo 24, junto con una estimación del número de personas que se espera se desempeñen en dichos cargos. Se actualizará la información señalada precedentemente, de forma que permita su comparación respecto de los recursos autorizados por la ley, su ejecución a la fecha y el número de personas que se desempeñan en dichos cargos, según corresponda. 13. En el marco de la regla fiscal el Ministerio de Hacienda, por intermedio de la Dirección de Presupuestos, remitirá mensualmente a la Comisión Especial Mixta de Presupuestos un informe de avance hacia la meta de balance estructural comprometida para el año 2026, e incluirá: a) la estimación de balance estructural acumulado. b) la comparación con la trayectoria trimestral de referencia. c) las medidas de corrección adoptadas. La información señalada en los párrafos precedentes, además, deberá publicarse en el sitio electrónico de la Dirección de Presupuestos. Para dar cumplimiento a lo señalado en los numerales 1 al 11 anteriores, la información indicada deberá ser entregada por los organismos correspondientes de conformidad a las instrucciones impartidas para tal efecto por la Dirección de Presupuestos. Además, dicha información deberá ser publicada en los mismos plazos en los respectivos sitios electrónicos de los organismos obligados a proporcionarla. Durante el mes de marzo de 2026 se conformará una instancia de coordinación entre ambas cámaras del Congreso Nacional y la Dirección de Presupuestos, para efectos de acordar formatos y precisiones respecto de la información de la que trata este artículo.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 12 de 24 Artículo 17.- Los órganos y servicios públicos incluidos en esta ley necesitarán autorización previa del ministerio del ramo, visada por el Ministerio de Relaciones Exteriores y el Ministerio de Hacienda, para afiliarse o asociarse a organismos internacionales, renovar las afiliaciones existentes o convenir aumento de sus cuotas. En el evento de que la incorporación o renovación les demande efectuar contribuciones o aportes o aumentos de éstos y si los convenios consisten en aumentos del monto de cuotas, su visación quedará condicionada a la disponibilidad presupuestaria, que será verificada por la Dirección de Presupuestos. Artículo 18.- Los decretos supremos del Ministerio de Hacienda que deban dictarse en cumplimiento de lo dispuesto en los artículos de esta ley y los que correspondan para la ejecución presupuestaria se ajustarán a lo establecido en el artículo 70 del decreto ley N° 1.263, de 1975. Las aprobaciones, visaciones y autorizaciones del Ministerio de Hacienda establecidas en esta ley, cuyo otorgamiento no se exija expresamente que se efectúe por decreto supremo, las autorizaciones que prescriben los artículos 22 y 24 del decreto ley N° 3.001, de 1979; la oración final del inciso segundo del artículo 8 del decreto ley N° 1.056, de 1975; el artículo 4 de la ley N° 19.896; el artículo 19 de la ley N° 18.382; la excepción a que se refiere el inciso final del artículo 9 de la ley N° 19.104; las autorizaciones contempladas en el artículo 14 de la ley N° 20.128, en el artículo 27 del decreto ley N° 1.263 de 1975, y aquella dispuesta en el literal r) del artículo 70 de la ley N° 19.300, se cumplirán mediante oficio o visación de la Dirección de Presupuestos, la que podrá delegar tales facultades, total o parcialmente. Las modificaciones que se incorporen a los contratos de concesión y los convenios en que se pacten las compensaciones que se deriven de dichas modificaciones, en virtud de lo dispuesto en el artículo 19 del decreto 900, de 1996, del Ministerio de Obras Públicas, que fija texto refundido, coordinado y sistematizado del decreto con fuerza de ley N° 164, de 1991, del Ministerio de Obras Públicas, Ley de Concesiones de Obras Públicas, se realizarán mediante decreto supremo fundado del Ministerio de Obras Públicas, dictado bajo la fórmula “por orden del Presidente de la República”, el que deberá llevar, además, la firma del Ministro de Hacienda. Las identificaciones que se deben efectuar en función del artículo 19 bis del decreto ley N° 1.263, de 1975, se harán por resolución de la Dirección de Presupuestos. Las visaciones dispuestas en el artículo 5 de la ley N° 19.896 serán efectuadas por la subsecretaria o el subsecretario respectivo, quien podrá delegar tal facultad en la secretaria o el secretario regional ministerial correspondiente. Artículo 19.- Las personas encargadas de los programas presupuestarios previstos en esta ley que se encuentren contratadas a honorarios tendrán la calidad de agentes públicos, con la consecuente responsabilidad penal y administrativa, sin perjuicio de la responsabilidad correspondiente de su superior jerárquico. En el ejercicio de sus funciones tales personas deberán ajustar su labor al principio de probidad administrativa contemplado en las leyes. Artículo 20.- Cuando los órganos y servicios públicos realicen avisaje y publicaciones en medios de comunicación social deberán efectuarlos, al menos en el cuarenta por ciento, en medios de comunicación con clara identificación local, distribuidos territorialmente de manera equitativa. Este porcentaje no podrá destinarse a medios que sean parte de conglomerados, holdings o cadenas de medios de comunicación, con los que se relacionen en los términos de los artículos 99 y 100 de la ley N° 18.045, que tengan sedes o sucursales en más de una región. Las obligaciones de publicación indicadas en el inciso precedente deberán sujetarse a lo señalado en el artículo 7 de la Ley de Transparencia de la Función Pública y de Acceso a la Información de la Administración del Estado, contenida en el artículo primero de la ley N° 20.285, y deberá ponerse a disposición, al menos, la siguiente información: monto total y desglose de los gastos en avisaje y publicidad, identificación de los proveedores (razón social y rut), tipo de medio de comunicación (televisión, radio, prensa u otro), identificación territorial (local, regional, nacional), pertenencia o no a un holding, conglomerado o cadena de comunicación. La mencionada información tenderá a publicarse en formato de datos abiertos y reutilizables, de forma que permita y facilite el acceso y la utilización de estos antecedentes por parte de los ciudadanos. Corresponderá al Consejo para la Transparencia impartir instrucciones sobre el cumplimiento de la obligación contenida en el presente inciso. Los órganos y servicios públicos a que se refiere este artículo deberán remitir, a más tardar en marzo de 2026, su planificación anual de avisaje y publicaciones al Ministerio Secretaría General de Gobierno, según el formato y los lineamientos que serán proporcionados oportunamente por dicho ministerio, el que hará un seguimiento del cumplimiento de la obligación establecida en el inciso anterior.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 13 de 24 Artículo 21.- Los gastos en publicidad y difusión que podrán ejecutarse con cargo a cada Partida presupuestaria durante el año 2026 no podrán superar la suma fijada en el respectivo presupuesto. Al respecto, en el mes de diciembre de 2025, cada ministerio deberá enviar a la Dirección de Presupuestos la distribución de estos recursos, por Programa presupuestario. Dicha distribución será fijada respecto de cada Programa presupuestario mediante decreto del Ministerio de Hacienda, expedido bajo la fórmula establecida en el artículo 70 del decreto ley Nº 1.263, de 1975. Una copia de este decreto, totalmente tramitado, deberá ser enviada a la Comisión Especial Mixta de Presupuestos. De igual forma, podrá aumentarse el monto asignado a un Programa presupuestario para gastos en publicidad y difusión, con cargo a la disminución de otro u otros, pero en ningún caso podrá aumentarse por esta vía el monto total fijado para la Partida. Las actividades de publicidad y difusión que corresponda realizar por los ministerios, delegaciones presidenciales regionales, delegaciones presidenciales provinciales, los gobiernos regionales y los órganos y servicios públicos que integran la Administración del Estado se sujetarán a lo dispuesto en el artículo 3 de la ley N° 19.896. En ningún caso podrán efectuarse campañas publicitarias que tengan por objeto único enumerar los logros de una autoridad específica o del Gobierno en general, con excepción de las cuentas públicas que los organismos señalados en el citado artículo realicen. Para estos efectos, se entenderá que son gastos de publicidad y difusión para el cumplimiento de las funciones de los referidos organismos, aquellos necesarios para el adecuado desarrollo de procesos de contratación; de acceso, comunicación o concursabilidad de beneficios o prestaciones sociales, tales como ejercicio de derechos o acceso a becas, subsidios, créditos, bonos, transferencias monetarias u otros programas o servicios; de orientación y educación de la población para situaciones de emergencia o alarma pública; y, en general, aquellos gastos que, debido a su naturaleza, resulten impostergables para la gestión eficaz de los mismos organismos. Los organismos a que se refiere este artículo sólo podrán editar memorias y otras publicaciones por medios electrónicos, salvo que la ley que los regule indique expresamente que se deben publicar en medios impresos. No podrán incurrir en gastos para la elaboración de artículos de promoción institucional. El gasto por concepto de suscripciones a revistas, diarios y servicios de información, tanto en papel como por medios electrónicos de transmisión de datos, deberá limitarse al que sea estrictamente indispensable para el quehacer de los servicios. Artículo 22.- Las comisiones de servicio en el país y en el extranjero deberán reducirse a las que sean imprescindibles para el cumplimiento de las tareas institucionales, especialmente aquellas en el extranjero, las que no podrán exceder de dos personas por actividad. Excepcionalmente, la Dirección de Presupuestos podrá autorizar al servicio una comisión de servicio mayor al número señalado, cuando le asistan motivos fundados. Sólo el Presidente de la República y las ministras y los ministros de Estado en comisiones de servicio en el extranjero podrán ser acompañados por comitivas. En el caso de las ministras y los ministros, estas comitivas estarán compuestas por el máximo de un acompañante y sólo en caso de ser estrictamente necesario. En situaciones debidamente justificadas podrá asistir una segunda persona como acompañante, en cuyo caso deberá solicitarse una autorización previa a la Dirección de Presupuestos. Sin perjuicio de lo anterior, la Ministra o el Ministro de Relaciones Exteriores podrá ser acompañado por el máximo de tres personas. Los servicios públicos deberán informar a la Dirección de Presupuestos, a partir de la publicación de esta ley y a más tardar el 31 de enero de 2026, un plan anual de viajes al extranjero, el que deberá adecuarse al presupuesto aprobado en esta ley. Este plan de viajes al extranjero podrá ser modificado, en la medida que no implique un mayor gasto, y deberá informarse de ello a la Dirección de Presupuestos. Las visitas de Estado, oficiales o de trabajo, en que el Presidente de la República o las ministras y los ministros de Estado convoquen como parte de la delegación a miembros del Congreso Nacional, a ministras y ministros de la Corte Suprema, a la Contralora o al Contralor General de la República o a otras autoridades superiores de la Administración del Estado, serán consideradas comisiones de servicio de interés para la política exterior del país. En ningún caso esto podrá significar duplicidad en el pago de viáticos. Artículo 23.- Para todos los organismos públicos contenidos en esta ley la asignación de recursos a instituciones privadas, provenientes de transferencias corrientes y de capital, salvo que la ley expresamente señale lo contrario o que sean asignaciones nominadas en esta ley, será el resultado de un concurso público abierto y transparente, que garantice la probidad, eficiencia y eficacia en el uso de los recursos públicos, y la igualdad y la libre concurrencia de los potenciales beneficiarios de la transferencia. Estas transferencias se materializarán previa suscripción de convenio.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 14 de 24 El concurso y el convenio serán obligatorios para seleccionar a una institución privada ejecutora de política pública. Los concursos podrán no considerar soluciones específicas en sus bases. Excepcionalmente, se permitirá la asignación de recursos sin concurso a instituciones privadas en los casos que a continuación se señalan: a) Si en los concursos públicos respectivos no se presentaron interesados. b) Si sólo existe una persona jurídica como posible beneficiario de los recursos o como su ejecutor. c) En casos de emergencia, urgencia o imprevisto, calificados de conformidad a lo establecido en el inciso siguiente, sin perjuicio de las disposiciones especiales para casos de sismos y catástrofes contenidas en la legislación pertinente. En los casos señalados anteriormente deberá acreditarse la concurrencia de la circunstancia que justifica la asignación directa, mediante resolución fundada del jefe superior de la entidad que asigne los recursos o de aquel a quien éste le haya delegado dicha facultad. En casos graves, debidamente calificados según lo dispuesto en el convenio, el incumplimiento, ya sea de las disposiciones de esta ley o de los términos de los respectivos convenios, tendrá aparejada la imposibilidad de efectuar cualquier nueva transferencia de recursos públicos a la respectiva institución privada hasta que dicha situación sea subsanada. Lo anterior, sin perjuicio de lo dispuesto en la resolución N° 30, de 2015, de la Contraloría General de la República, o de la que la reemplace, y de la responsabilidad administrativa que pueda derivarse de este incumplimiento en el órgano responsable. Las instituciones receptoras de fondos que no cumplan las obligaciones de la ley N° 19.862 no podrán recibir fondos públicos establecidos en esta ley hasta subsanar dicha situación. Los ministerios y servicios públicos deberán resguardar el registro de la información correspondiente de dicha ley. De igual forma deberán publicar la información relativa a las transferencias, en conformidad a lo dispuesto en las letras f) y k) del artículo 7 del artículo primero de la ley N° 20.285, sobre Acceso a la Información Pública. Las disposiciones del presente artículo y los artículos 24, 25 y 26 siguientes, se aplicarán igualmente a aquellas transferencias corrientes y de capital que tengan una regulación propia para su asignación, incluso en los casos en que las transferencias se efectúen sin concurso por disposición de esta ley o de otro cuerpo normativo, en todo aquello en que no sean contradictorias. Artículo 24.- Los convenios de transferencia a los que hace referencia el artículo anterior estarán sujetos a las siguientes obligaciones y prohibiciones, tanto cuando se trate de transferencias corrientes a instituciones privadas beneficiarias como a instituciones privadas ejecutoras de políticas públicas: 1. Deberán indicar el objeto social o fines que establecen los estatutos o el acta de constitución de la institución privada con la cual se suscriba el convenio. El objeto social se acreditará de manera previa a la suscripción del convenio de transferencia, y deberá ser pertinente con la actividad a desarrollar. 2. Deberán indicar las actividades específicas a desarrollar y/o los conceptos de gastos que se financiarán. 3. No podrán establecer compromisos financieros que excedan el ejercicio presupuestario, salvo que cuenten con la autorización previa de la Dirección de Presupuestos. 4. Deberán condicionar la suscripción del convenio al cumplimiento íntegro de las obligaciones establecidas en la ley N° 19.862. 5. Las rendiciones de cuentas se deberán realizar a través del Sistema de Rendición Electrónica de Cuentas de la Contraloría General de la República. La incorporación al sistema y las modalidades de uso se deberán realizar de acuerdo con las instrucciones que la Contraloría General de la República emita al efecto. Lo anterior, sin perjuicio de las autorizaciones vigentes otorgadas por la Contraloría General de la República a determinados organismos públicos para el uso de sistemas digitales propios de rendición de cuentas. Será responsabilidad de los órganos y servicios públicos velar por el buen uso de la plataforma y por la veracidad de la información que en ella se registre. Asimismo, será responsabilidad de dichos órganos y servicios exigir que los receptores cumplan con la obligación de rendir cuentas, verificar el correcto uso de los recursos y exigir sus restituciones, si correspondiere. Salvo que los respectivos convenios dispongan un plazo diferente, los organismos públicos tendrán el plazo máximo de tres meses para pronunciarse de manera fundada acerca de la rendición de cuentas otorgadas por las instituciones privadas respectivas.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 15 de 24 6. Deberá acreditarse que el receptor ha cumplido con las obligaciones de rendir cuenta respecto de cualquier otro convenio suscrito con el órgano que efectúa la transferencia, en su caso. Deberá incorporarse una cláusula que exija la restitución de los recursos transferidos en caso de que éstos sean destinados a una finalidad distinta de aquella para la cual fueron asignados, o bien, no hayan sido utilizados o rendidos o hayan sido observados en el proceso de revisión de la rendición de cuentas. Artículo 25.- Además de los requisitos del artículo anterior, los convenios que se suscriban en que se establezcan transferencias de recursos a instituciones privadas ejecutoras de políticas públicas deberán cumplir con lo siguiente: a) Sólo se podrán suscribir convenios con aquellas instituciones privadas que al momento de la postulación tengan a lo menos dos años de antigüedad contados desde su constitución, y que demuestren experiencia en el área de ejecución del convenio. Para estos efectos, al momento de suscribir el convenio se deberá requerir un certificado de vigencia otorgado por el organismo competente en que se acredite la antigüedad de la institución. Asimismo, al momento de la postulación, se requerirán antecedentes que demuestren la experiencia de la institución privada o de los responsables del equipo de trabajo que ejecuten el proyecto asociado al convenio. b) Las instituciones privadas que suscriban convenios deberán constituir una o más garantías a favor del órgano de la Administración, con el objeto de garantizar el fiel cumplimiento de las obligaciones establecidas en el convenio, cuando el total del monto de los recursos que se transfieran supere las 1.000 unidades tributarias mensuales. Dichas garantías deberán consistir en vales vistas, boletas de garantía, pólizas de seguro, depósitos a plazo, certificados de fianza u otros instrumentos que permitan su cobro inmediato, y deberán ascender al cinco por ciento del monto total de los recursos a transferir. Para estos efectos, se considerará el valor de la unidad tributaria mensual correspondiente al mes de enero del año de suscripción del convenio de transferencia. Los costos financieros en que incurran las instituciones privadas con motivo del proyecto o iniciativa podrán ser considerados en los convenios de transferencias correspondientes. c) Deberán considerar, como condición a la transferencia de los recursos, el cumplimiento de hitos diferidos en el tiempo, relacionados con el cumplimiento del objetivo para el que fueran asignados. Se podrán realizar anticipos por hasta el veinte por ciento, de conformidad a lo que establezca el convenio. Si es que la prestación carece de hitos específicos, se deberán establecer transferencias parceladas en el tiempo. d) Se podrá autorizar la subcontratación con terceros para las actividades que no constituyan el objeto principal del convenio, las cuales deberán estar claramente precisadas en éste. Excepcionalmente, se podrá autorizar la subcontratación del objeto principal del convenio cuando se advierta la imposibilidad de darle cumplimiento. Para estos efectos, el jefe de servicio deberá emitir una resolución fundada que especifique las razones de la subcontratación. El convenio deberá incorporar todas las actividades, los montos y las instituciones que serán subcontratadas. En ningún caso dicha subcontratación se podrá realizar con personas relacionadas, en conformidad a lo dispuesto en el artículo 100 de la ley N° 18.045. Se deberá enviar a las Comisiones de Hacienda de la Cámara de Diputados y del Senado una copia de la resolución y el convenio de cada excepcionalidad. e) No se podrá fraccionar en distintos convenios la asignación de recursos a una misma institución privada, cuando éstos estén destinados a un mismo objetivo dentro de una región o a nivel nacional y, además, provengan de una misma asignación o programa presupuestario. Para estos efectos, deberá dejarse constancia en el convenio de la existencia de otros convenios suscritos por la institución privada con el mismo organismo y que se encuentren vigentes. Los organismos públicos deberán publicar el llamado a postulación al concurso público, su acta de evaluación, el acto administrativo de adjudicación, el proyecto y presupuesto adjudicado y el convenio asociado a éste en los sitios electrónicos en los que dan cumplimiento a las obligaciones de transparencia activa, de forma permanente, completa y actualizada, en el plazo no mayor de quince días corridos una vez firmado el mencionado convenio. La misma obligación recaerá sobre la institución privada receptora de transferencias por un monto mayor a 2.000 unidades tributarias mensuales, la cual además del proyecto y presupuesto adjudicado y el convenio asociado a éste, deberá publicar en su sitio electrónico los estados financieros, balance y memoria anual de actividades. Asimismo, deberá publicar la nómina de su directorio en ejercicio o de su órgano superior de administración, administradores principales y los recursos recibidos por fecha, monto y organismo otorgante. La institución privada receptora, en la misma oportunidad en la que realice las mencionadas publicaciones, deberá remitir

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 16 de 24 dicha información al organismo público correspondiente, el cual deberá publicarla en el sitio electrónico en el que da cumplimiento a las obligaciones de transparencia activa. De acuerdo con lo dispuesto en el artículo 8° del artículo primero de la ley N° 20.285, sobre acceso a la información pública, cualquier persona podrá reclamar ante el Consejo para la Transparencia, si el organismo público correspondiente no realiza las publicaciones indicadas en este inciso, o no actualiza la información. El Ministerio de Hacienda podrá impartir instrucciones complementarias de aplicación general respecto del contenido de los convenios, o de las reglas a que deben atenerse los concursos para su adjudicación. El jefe de servicio o la máxima autoridad del órgano respectivo velará por el íntegro cumplimiento de estas instrucciones. Artículo 26.- Los organismos públicos receptores de recursos provenientes de transferencias, que deban reintegrarlos a rentas generales de la nación, porque no han sido utilizados o por cualquier otro motivo, deberán hacerlo a más tardar dentro del mes siguiente al cierre de la rendición de cuentas del respectivo convenio. El proceso de rendición de cuentas no podrá extenderse por más de seis meses contados desde la finalización de la ejecución del convenio. Los receptores privados que se encuentren en la obligación de restituir recursos transferidos deberán hacerlo al organismo público correspondiente, dentro del plazo máximo de sesenta días hábiles contado desde el término del respectivo convenio. Luego de la recepción de los recursos, el organismo público deberá reintegrar dichos recursos a rentas generales de la Nación, a más tardar al mes siguiente de su recepción. En el caso de los organismos públicos, se entenderá por recursos transferidos no utilizados, los saldos no utilizados al término de la ejecución de las actividades convenidas. Si se trata de instituciones privadas, serán los que se encuentren en dicha situación al término del respectivo convenio. Si se trata de transferencias consolidables entre organismos del Sector Público, éstas podrán efectuarse sin necesidad de suscripción de un convenio por parte de los organismos involucrados, mediante resoluciones exentas de los respectivos jefes de servicio, sin perjuicio de su posterior envío a la Contraloría General de la República. Lo anterior, no obstante lo que dispongan las glosas aplicables de esta ley o de las facultades de las jefas y los jefes de servicio en este sentido. Los convenios de transferencias a municipalidades deberán incluir la información de las contrataciones de personal que se vayan a celebrar para el cumplimiento del objeto del convenio, así como su calidad jurídica. Los convenios de transferencia deberán regular el destino de los bienes muebles adquiridos con cargo a los recursos transferidos, al término de la ejecución de los programas. Con autorización previa de la Dirección de Presupuestos los órganos públicos podrán comprometer transferencias a otros órganos del Sector Público que excedan el ejercicio presupuestario. Artículo 27.- Sin perjuicio de lo dispuesto en el artículo 12 de la ley N° 19.880, las autoridades, las funcionarias y los funcionarios públicos y el personal contratado sobre la base de honorarios, no podrán participar o intervenir en modo alguno en el proceso de concursabilidad, adjudicación o suscripción de un convenio, cuando se encuentren en las siguientes situaciones: 1. Cuando tengan la calidad de cónyuge, conviviente civil, o parientes hasta el cuarto grado de consanguinidad o tercero de afinidad inclusive, o tengan hijo o hija en común, con los miembros del directorio o de los ejecutivos o administradores principales de una institución privada que forme parte de un proceso concursal. 2. Cuando hayan trabajado, prestado servicios remunerados o no, o desempeñado labores directivas en una institución privada que forme parte de un proceso concursal, en los dos años inmediatamente anteriores contados desde que asumieron el cargo público que desempeñan. 3. Cuando hayan emitido opinión, por cualquier medio, sobre un procedimiento concursal en curso y cuya resolución de adjudicación se encuentre pendiente. En el acta o las actas que se levanten durante el proceso concursal deberá dejarse constancia de la nómina de las funcionarias y los funcionarios públicos y del personal contratado sobre la base de honorarios que intervinieron en éste. Artículo 28.- Los organismos públicos regidos por esta ley, cuando cuenten con asignaciones de transferencias corrientes al sector privado, a otras entidades públicas, y a instituciones privadas ejecutoras de política pública, o bien, de capital al sector privado, y a otras entidades públicas, destinadas al mismo objeto y con la misma denominación, podrán efectuar procesos de asignación de estos recursos en forma conjunta, e imputar el gasto a los ítems 01, 03 y

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 17 de 24 08 según corresponda. Para estos efectos, mediante decreto de modificación presupuestaria dictado con posterioridad a la adjudicación, se deberá regularizar la asignación de los recursos asociados a estas transferencias. La asignación de estos recursos en ningún caso podrá superar la suma de los ítems involucrados en conjunto. Artículo 29.- Los actos y contratos que se hayan ejecutado y celebrado con anterioridad a la entrada en vigencia de la presente ley y cuya imputación presupuestaria esté afecta a una asignación, ítem o subtítulo distinto de aquel que corresponde de acuerdo con el presente ordenamiento, continuarán produciendo sus efectos hasta su terminación con cargo a la asignación, ítem o subtítulo que corresponda de acuerdo con esta ley. Artículo 30.- El arriendo de infraestructura para realizar actividades institucionales, tales como reuniones, jornadas de planificación u otras similares, sólo deberá autorizarse en la medida que el servicio respectivo no cuente con infraestructura propia para ello, ni que le pueda ser facilitada por otro servicio público. Los servicios públicos deberán efectuar las gestiones que sean necesarias para recuperar, desde las instituciones de salud previsional, los montos correspondientes a los subsidios por licencias médicas. El devengamiento asociado a la recuperación de licencias médicas de beneficiarios de ISAPRE deberá realizarse dentro del mes siguiente al que se presentó dicha situación. Además, el servicio público deberá realizar todas las gestiones para percibir dicho integro en el plazo máximo de cuarenta y cinco días corridos contado desde la fecha de pago de la respectiva remuneración mensual e ingresarlos a rentas generales de la Nación. Para tales efectos, la Tesorería General de la República emitirá instrucciones técnicas generales para materializar estos procesos. Corresponderá a las unidades de auditoría interna de cada repartición la verificación del cumplimiento estricto de lo dispuesto en este inciso, y deberán informar trimestralmente de ello al Consejo de Auditoría Interna General de Gobierno. Lo dispuesto tanto en el artículo 22 como en los incisos anteriores también le será aplicable, en lo pertinente, a las empresas del Estado, incluidas Televisión Nacional de Chile, la Corporación Nacional del Cobre de Chile y el Banco del Estado de Chile, y a todas aquellas sociedades en que el Estado, sus instituciones o empresas tengan aporte de capital igual o superior al cincuenta por ciento. Los instructivos sobre buen uso de los recursos fiscales, que dicten el Presidente de la República o el Ministerio de Hacienda, serán obligatorios para los órganos de la Administración Central del Estado y para los gobiernos regionales. Artículo 31.- El Ministerio de Hacienda podrá impartir instrucciones generales en materias de presupuesto de caja, endeudamiento, personal y proyectos de inversión; y específicas, en materias de viajes al exterior, gastos de publicidad y de responsabilidad empresarial, aplicables a todas las empresas del Estado, incluidas Televisión Nacional de Chile, la Corporación Nacional del Cobre de Chile y el Banco del Estado de Chile, y a todas aquellas sociedades en que el Estado, sus instituciones o empresas tengan aporte de capital igual o superior al cincuenta por ciento. Copia de estas instrucciones será enviada a la Comisión Especial Mixta de Presupuestos a más tardar treinta días después de que sean emitidas. Artículo 32.- Las funcionarias y los funcionarios públicos regulados por la ley N° 18.834, sobre Estatuto Administrativo, cuyo texto refundido, coordinado y sistematizado fue fijado por el decreto con fuerza de ley N° 29, de 2004, del Ministerio de Hacienda, el Presidente de la República, ministras y ministros de Estado, subsecretarias y subsecretarios, gobernadoras y gobernadores regionales, delegadas y delegados presidenciales regionales y jefas y jefes superiores de los servicios públicos regidos por el Título II de la ley N° 18.575, orgánica constitucional de Bases Generales de la Administración del Estado, cuyo texto refundido, coordinado y sistematizado fija el decreto con fuerza de ley N° 1-19.653, de 2000, del Ministerio Secretaría General de la Presidencia, no tendrán derecho a percibir dieta o remuneración por integrar consejos o juntas directivas, presidencias, vicepresidencias, directorios, comités u otros equivalentes con cualquier nomenclatura, de empresas o entidades públicas que incrementen la remuneración correspondiente a los cargos regulados por las leyes señaladas. Artículo 33.- La dotación máxima de vehículos motorizados fijada en las Partidas de esta ley para los servicios públicos comprende todos los destinados al transporte terrestre de pasajeros y de carga, incluidos los adquiridos directamente con cargo a proyectos de inversión. La dotación podrá ser aumentada respecto de alguno de éstos, mediante decreto dictado en la forma dispuesta en el artículo 70 del decreto ley N° 1.263, de 1975, con cargo a la disminución de la dotación máxima de otros de dichos servicios, sin que pueda ser aumentada en caso alguno

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 18 de 24 la dotación máxima del ministerio de que se trate. El decreto supremo respectivo dispondrá el traspaso del o de los vehículos correspondientes desde el servicio en que se disminuye a aquel en que se aumenta. Al efecto, los vehículos deberán ser debidamente identificados y el decreto servirá de suficiente título para transferir su dominio, y deberán inscribirse en el Registro de Vehículos Motorizados del Servicio de Registro Civil e Identificación. Artículo 34.- Los órganos y servicios públicos del Gobierno Central incluidos en esta ley podrán efectuar pagos imputables al Subtítulo 34, ítem 07, Deuda Flotante, así como giros imputables al Subtítulo 25, ítem 99, Otros Integros al Fisco, y excederse de las sumas ahí fijadas, en los términos señalados en el artículo 28 del decreto ley N° 1.263, de 1975. Para tales efectos, se podrán exceder los montos establecidos en las respectivas asignaciones y sancionar posteriormente tales excesos mediante decretos del Ministerio de Hacienda que se dicten en la forma dispuesta en el artículo 70 del citado decreto ley. Artículo 35.- Toda información que, de acuerdo con lo establecido en los artículos de esta ley y en las respectivas glosas, deba ser puesta a disposición por cualquier órgano de la Administración del Estado, principalmente por los ministerios y la Dirección de Presupuestos, a las diversas instancias del Congreso Nacional, se proporcionará sólo en formato digital y procesable por software de análisis de datos, es decir, en planillas de cálculos o archivos de texto plano. El incumplimiento de cualquiera de los deberes de información contenidos en esta ley dará lugar al procedimiento y las sanciones que establece el artículo 10 de la ley N° 18.918, orgánica constitucional del Congreso Nacional. Para dicho efecto, y a solicitud de cualquier diputado o senador, la Presidenta o el Presidente de la Cámara de Diputados o del Senado remitirá los antecedentes a la Contraloría General de la República. De dicha acción deberá darse cuenta en la respectiva sesión. Artículo 36.- Autorízase al Fisco para postergar a contar de la fecha de publicación de esta ley y hasta su vigencia, el cumplimiento de la obligación contenida en el artículo tercero transitorio de la ley N° 21.174, que establece nuevo mecanismo de financiamiento de las capacidades estratégicas de la defensa nacional, respecto del traspaso de saldos al Fondo de Contingencia Estratégico. Lo dispuesto en el inciso anterior no afectará en modo alguno el cumplimiento de las obligaciones que se pudieran derivar de la aplicación del artículo 102 de la ley N° 18.948. Artículo 37.- Para los efectos de los gastos reservados asignados para el año 2026, el informe escrito de la Contraloría General de la República, que en virtud del inciso tercero del artículo 4 de la ley N° 19.863 deberá suscribirse en conjunto por la jefa o jefe de servicio y las jefas o jefes de las unidades operativas que tengan a su cargo gastos reservados, deberá contar además con el visto bueno del ministro o ministra respectiva, incluidos para estos efectos la Subsecretaría del Interior, la Subsecretaría de Relaciones Exteriores y las Subsecretarías de Defensa y de las Fuerzas Armadas. El informe a que se refiere deberá contar con la información suficiente para permitir al Contralor General de la República verificar que se ha dado cumplimiento a los fines establecidos en el artículo 2 y a lo dispuesto en el artículo 6 de la ley N° 19.863. Artículo 38.- Durante el año 2026 la enajenación de los bienes inmuebles que formen parte del patrimonio de afectación fiscal del Comando de Industria Militar e Ingeniería del Ejército y de los Servicios de Bienestar de las Fuerzas Armadas requerirá de la visación del Ministerio de Defensa Nacional y del Ministerio de Bienes Nacionales. Respecto de los inmuebles que forman parte del patrimonio de afectación fiscal del Comando de Industria Militar e Ingeniería del Ejército y del Servicio de Bienestar de Carabineros de Chile y de la Jefatura de Bienestar de la Policía de Investigaciones de Chile, requerirán de la visación del Ministerio de Seguridad Pública y del Ministerio de Bienes Nacionales. Estas enajenaciones deberán ser informadas previamente por el Ministerio de Defensa Nacional o por el Ministerio de Seguridad Pública, según corresponda, al Ministerio de Vivienda y Urbanismo y a la Comisión Especial Mixta de Presupuestos. Artículo 39.- Durante el año 2026 la suma de los montos involucrados en operaciones de cobertura de riesgos financieros que celebren las entidades autorizadas en el artículo 5 de la ley N° 19.908 no podrá exceder de US$4.000.000 miles o su equivalente en moneda nacional. Tales operaciones se deberán efectuar con sujeción a lo dispuesto en la citada norma legal. Artículo 40.- Ante la ocurrencia de una emergencia, desastre o catástrofe declarada según las disposiciones de la ley N° 16.282, en virtud de la cual se requieran recursos con el

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 19 de 24 objeto de financiar la etapa de rehabilitación definida en la ley N° 21.364, las solicitudes de los diferentes servicios públicos deberán ser coordinadas por la Subsecretaría del Interior. Para lo anterior, la Subsecretaría del Interior coordinará un Comité de Ayudas Tempranas, el que estará integrado por la Subsecretaría de Servicios Sociales y el Servicio Nacional de Prevención y Respuesta ante Desastres. Este comité tendrá por objeto proponer el plan del Gobierno Central en ayuda inmediata a los afectados. Este plan será presentado a la Dirección de Presupuestos para aprobar su financiamiento. En el caso de que se requieran recursos para financiar la etapa de reconstrucción definida en la ley N° 21.364, las solicitudes de los diferentes servicios públicos serán coordinadas por el Comité de Reconstrucción. El funcionamiento de este Comité se regulará en virtud de lo dispuesto en el decreto supremo N° 2, de 2024, del Ministerio de Desarrollo Social y Familia, y sus eventuales modificaciones o la norma que lo reemplace. Asimismo, ante situaciones de emergencia declaradas según las normas sectoriales pertinentes, las asignaciones presupuestarias habilitadas para la respuesta, tales como la Asignación Para Atender Situaciones de Emergencia de la Subsecretaría del Interior, la Asignación Emergencias Agrícolas de la Subsecretaría de Agricultura, la Asignación Emergencias del Instituto de Desarrollo Agropecuario, la Asignación Emergencias Sanitarias del Servicio Agrícola y Ganadero y la Asignación Programas Especiales del Servicio de Cooperación Técnica, podrán eximirse de la aplicación de los artículos 23, 24, 25 y 26. Los planes y estrategias vigentes serán publicados en el sitio electrónico del Ministerio de Hacienda y se informará su contenido y ejecución mensual a la Comisión Especial Mixta de Presupuesto. En situaciones de emergencia, desastre o catástrofe declaradas según las disposiciones de la ley N° 16.282, el Ministerio de Obras Públicas podrá intervenir infraestructura vial y de canales de propiedad privada, previa autorización del o los adquirentes. En materia de proyectos de fomento productivo, conservación y reconstrucción de infraestructura dañada producto de las mismas ocurrencias señaladas en el inciso anterior, el Ministerio de Desarrollo Social y Familia y el Ministerio de Hacienda dispondrán un procedimiento abreviado para la declaración de admisibilidad de las iniciativas. Dicho procedimiento deberá estar publicado a más tardar el 31 de enero de 2026. Artículo 41.- El traspaso del servicio educacional, regulado por el artículo octavo transitorio de la ley N° 21.040, desde las municipalidades y corporaciones municipales que correspondan, a los Servicios Locales de Educación Pública señalados en el Capítulo II, Títulos I (Antofagasta) y VII (Valle Cachapoal); Capítulo III, Títulos I (Litoral), II (Hanga Roa), IV (La Quebrada), V (Talagante); VII (Los Cerezos), IX (Los Copihues), X (Reloncaví), XI (Chacabuco) y XII (Los Viñedos); del decreto N° 162, de 2022, del Ministerio de Educación, y sus modificaciones, no se producirá el año 2026. Para los efectos de lo dispuesto en el inciso anterior, el Presidente de la República, mediante decreto expedido por intermedio del Ministerio de Hacienda, dictado bajo la fórmula “por orden del Presidente de la República”, podrá crear, suprimir o modificar los Capítulos, Programas, Subtítulos, ítems, asignaciones y glosas presupuestarias que sean pertinentes. Artículo 42.- El Ministerio de Hacienda mantendrá una plataforma informática en la que publicará la información detallada sobre los recursos asignados, su ejecución mensual a nivel transaccional para los organismos que conforman el Gobierno Central y los respectivos respaldos documentales. Se publicará esta información en forma detallada por regiones, así como los principales receptores de recursos y proveedores del Estado. Artículo 43.- De acuerdo con lo establecido en el artículo 6° del decreto ley N° 1.263, de 1975, y a fin de garantizar criterios de buena administración en función de la liquidez de recursos disponibles, se habilita a los órganos y servicios públicos para disponer de la caja resultante de la totalidad de los recursos autorizados por la presente ley, así como los correspondientes a sus ingresos propios para el financiamiento de cualquiera de sus conceptos legales de gasto. Lo anterior en caso alguno supondrá que los referidos recursos se destinen a fines distintos a los establecidos por la ley, sino que garantiza atender de manera más eficaz y eficiente las necesidades de los órganos o servicios públicos de que se trate. Artículo 44.- Los profesionales de la educación dependientes de sostenedores o administradores regidos por el Párrafo Tercero de las disposiciones transitorias de la ley N° 20.903 que no hayan pasado a regirse por el Título III del decreto con fuerza de ley N° 1, de 1996, del Ministerio de Educación, a la fecha de publicación de la presente ley, lo harán en forma obligatoria a contar de julio de 2027, en lugar del momento dispuesto por el artículo trigésimo transitorio de la ley N° 20.903. Lo anterior, es sin perjuicio del derecho consagrado en el artículo vigésimo cuarto transitorio de la misma ley.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 20 de 24 Serán exceptuados de lo dispuesto en el inciso anterior aquellos profesionales de la educación que hayan rendido los instrumentos de evaluación contemplados en el artículo 19K del decreto con fuerza de ley N° 1, de 1996, del Ministerio de Educación, en el proceso de evaluación docente del año 2025 o del año 2026, y que además sean reconocidos en la resolución que establece el artículo 19Q del referido decreto con fuerza de ley. Artículo 45.- Traspásanse, sin solución de continuidad, a partir de la fecha de publicación de esta ley, hasta un máximo de 8 funcionarios a contrata y de 9 personas contratadas sobre la base de honorarios, que se desempeñan en el Programa Asuntos Indígenas, contemplado en la Partida 21.01.01 de la ley de Presupuestos del Sector Público correspondiente al año 2025, desde el Ministerio de Desarrollo Social y Familia al Ministerio del Interior. A través de decreto exento del Ministerio de Desarrollo Social y Familia, suscrito además por el Ministro de Hacienda, y expedido bajo la fórmula “por orden del Presidente de la República”, se individualizará a los funcionarios a contrata y a las personas contratadas sobre la base de honorarios traspasados. Artículo 46.- Autorízase al Fisco a efectuar durante el año 2026 un aporte fiscal de hasta 100.000.000 de dólares de los Estados Unidos de América, o su equivalente en moneda nacional, a la persona jurídica de derecho público denominada “Fondo de Garantías Especiales”, creada por la ley N° 21.543. Artículo 47.- Los sostenedores de los establecimientos educacionales que hayan percibido la subvención escolar preferencial regulada en la ley N° 20.248 y que, conforme a lo registrado por la Superintendencia de Educación, cuenten con saldos acreditados o no acreditados derivados de Convenios de Igualdad de Oportunidades y Excelencia Educativa que hayan expirado a la fecha de la entrada en vigencia de la presente ley, deberán presentar al Ministerio de Educación un Plan de Ejecución y Recuperación de Saldos, en adelante, el Plan, a más tardar el 30 de abril de 2026. Dicho Plan deberá presentarse de acuerdo al formato que el Ministerio ponga a disposición de los sostenedores. El Plan considerará todo o parte de los saldos de subvención escolar preferencial indicados en el inciso primero que se encuentren registrados por la Superintendencia de Educación. Esta última informará tales saldos, a partir de la publicación de la presente ley. El Plan tendrá por objeto permitir que dichos sostenedores puedan ejecutar las acciones que en éste comprometan, las que deberán financiarse con cargo a los saldos señalados. Además, deberá contener las acciones que serán financiadas con los saldos, la oportunidad en la cual éstas serán ejecutadas, las que no podrá exceder del 30 de septiembre 2026. Dichas acciones podrán consistir en: a) Financiar el mantenimiento, reparación, construcción y habilitación de infraestructura y mobiliario esencial para el funcionamiento de los establecimientos educacionales. b) Financiar acciones destinadas a reducir las brechas de aprendizaje, promover la inclusión y fortalecer las trayectorias escolares. c) Financiar acciones orientadas a fortalecer la eficiencia y eficacia en la gestión administrativa y financiera de los establecimientos educacionales, dentro de las cuales se podrá considerar el pago de deuda previsional respecto del personal docente y asistente de la educación que se desempeñe en los establecimientos educacionales del respectivo sostenedor. d) Destinar recursos para los fines educativos establecidos en el artículo 3 del decreto con fuerza de ley N° 2, de 1998, del Ministerio de Educación. e) Racionalizar la dotación de profesionales y asistentes de la educación, con el objeto de optimizar las estructuras de costos y garantizar su sostenibilidad financiera en el tiempo. Para estos efectos, no se requerirá modificar el Plan Anual de Desarrollo Educativo Municipal, y deberá dar cuenta de los ajustes correspondientes el plan anual del año siguiente. Para el caso de las acciones previstas en el literal a) precedente, el Plan podrá considerar la posibilidad de que ellas se ejecuten durante el año 2026. El Ministerio de Educación deberá dictar una o más resoluciones que individualicen a los sostenedores que no presenten el Plan dentro del plazo indicado en el inciso primero, o bien, lo presenten por sólo parte de los saldos registrados. Dicha resolución deberá dictarse a más tardar en el mes de mayo de 2026. El sostenedor que no presente el Plan o presente uno por sólo parte de los saldos registrados, deberá reintegrar dichos saldos, en una sola cuota, a rentas generales de la Nación, dentro de treinta días hábiles a partir de la fecha en que se le notifique la resolución, la que podrá ser notificada de acuerdo a las reglas generales, o mediante correo electrónico u otra plataforma que usualmente el Ministerio de Educación utilice.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 21 de 24 Asimismo, el Ministerio de Educación deberá dictar una o más resoluciones que dejen constancia de la presentación del Plan ante el Ministerio, por el total o parte de los saldos registrados, según corresponda, además de establecer los mecanismos de rendición de cuentas simplificadas respecto del uso de dichos recursos. En caso de que el sostenedor incumpla total o parcialmente el Plan, deberá reintegrar a rentas generales de la Nación, a más tardar el 31 de julio de 2026, la totalidad de los montos no ejecutados, o el 30 de octubre de 2026, en el caso del literal a) del inciso tercero. Las resoluciones señaladas en los incisos quinto y sexto tendrán mérito ejecutivo. La acción se deducirá ante el tribunal ordinario competente, se someterá a las normas del juicio ejecutivo establecidas en el Código de Procedimiento Civil, prescribirá en el plazo de tres años desde la fecha de dictación de la resolución, y podrá, en todo caso, subsistir como una acción de cobro ordinaria. Sin perjuicio de lo establecido en incisos anteriores, en el caso de los municipios y corporaciones municipales que deban reintegrar los saldos registrados, dichos montos podrán ser descontados, luego de ser debidamente reajustados, de los recursos que a la municipalidad respectiva le corresponda percibir por su participación en el Fondo Común Municipal, establecido en el decreto ley N° 3.063, de 1979, sobre Rentas Municipales, cuyo texto refundido, coordinado y sistematizado fue fijado por el decreto supremo N° 2.385, de 1996, del Ministerio del Interior. Para dichos efectos, la Subsecretaría de Desarrollo Regional y Administrativo podrá determinar, a través de una resolución exenta de carácter general o particular, el número de cuotas en que se reintegrarán durante el año 2026 a rentas generales de la Nación los montos correspondientes. A partir de la publicación de esta ley, la Subsecretaría de Educación, mediante resolución exenta, podrá impartir instrucciones de general aplicación para efectos de la implementación de este artículo. La información con respecto de los avances del Plan, así como del reintegro de recursos, deberá ser remitida trimestralmente, dentro de los treinta días siguientes al término del respectivo trimestre, por parte del Ministerio de Educación a la Comisión Especial Mixta de Presupuestos y a las Comisiones de Educación de la Cámara de Diputados y del Senado. Artículo 48.- Las disposiciones de esta ley regirán a contar del 1 de enero del año 2026, sin perjuicio de que puedan dictarse a contar de la fecha de su publicación los decretos, resoluciones y convenios que en virtud de ella sean necesarios para posibilitar la ejecución presupuestaria. Esta ley y las instrucciones para su ejecución podrán ser publicadas en su integridad para su distribución. Artículo 49.- Los ministerios y servicios públicos no podrán realizar celebraciones generales ni de aniversarios que impliquen desembolsar gasto fiscal, con excepción de las embajadas y consulados en el extranjero para la conmemoración del día de la independencia nacional. Artículo 50.- La Dirección de Presupuestos, luego de la presentación del informe de finanzas públicas correspondiente al cuarto trimestre de 2025, así como de la revisión del comportamiento de los ingresos y otras variables macroeconómicas, impartirá instrucciones con el objetivo de resguardar el cumplimiento de la política fiscal, establecida de conformidad con el artículo 1° de la ley N° 20.128. Artículo 51.- En el proceso de Admisión Escolar correspondiente al año 2027, el Ministerio de Educación deberá ejecutar las acciones necesarias para otorgar preferencia en la asignación de vacantes a las personas de nacionalidad chilena y a los extranjeros que se encuentren en situación migratoria regular. Si se trata de postulantes que se encuentren en condición migratoria irregular, los establecimientos educacionales deberán proceder a su enrolamiento y registro conforme a lo dispuesto en el artículo 44 de la ley N° 21.325, de Migración y Extranjería. Artículo 52.- Durante el año 2026 la dictación del decreto supremo al que hace referencia el artículo octavo transitorio de la ley N° 21.600, que crea el Servicio de Biodiversidad y Áreas Protegidas y el Sistema Nacional de Áreas Protegidas, requerirá previamente la dictación del reglamento a que se refiere el artículo 29 de la misma ley. Artículo 53.- La Dirección de Presupuestos deberá remitir a la Comisión Especial Mixta de Presupuestos, dentro del último día hábil de los meses de junio y diciembre de cada año, un informe consolidado y detallado sobre las deudas públicas y demás obligaciones de pago del Estado, correspondiente al semestre inmediatamente anterior.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 22 de 24 El informe deberá identificar, para cada Partida, Capítulo y, cuando corresponda, Programa, a lo menos, el siguiente desglose informativo: 1. Deuda directa del Estado: saldo total de las obligaciones devengadas y pendientes de pago del Fisco y de los órganos del sector público comprendidos en la Ley de Presupuestos del Sector Público, incluidos los compromisos contabilizados y toda otra obligación exigible con cargo a gastos presupuestarios. 2. Desglose por antigüedad de la deuda: monto total de obligaciones pendientes de pago, clasificadas según el tiempo transcurrido desde su devengamiento o recepción de la factura, en los tramos de 0 a 30 días; 31 a 90 días; y más de 90 días. Este informe deberá presentarse en formato consolidado y en detalle por Partida y Capítulo, con el objeto de facilitar la fiscalización parlamentaria de la gestión financiera y servir de insumo para la formulación de la Ley de Presupuestos del Sector Público del año siguiente. Artículo 54.- A más tardar el 15 de enero de 2026, los jefes superiores de servicio de las subsecretarías y de los servicios públicos dependientes de los ministerios o que se relacionen con el Presidente de la República a través de ellos, deberán informar a la Dirección de Presupuestos, sobre los procedimientos disciplinarios instruidos por uso indebido de licencias médicas, desde el mes de mayo del año 2025 en adelante. Dicho informe deberá contener, a lo menos, la siguiente información actualizada al 31 de diciembre de 2025: 1. Número de funcionarios que presentaron su renuncia antes de instruirse un procedimiento disciplinario en su contra. 2. Número de procedimientos disciplinarios instruidos. 3. Número de funcionarios con procedimiento disciplinario instruido. 4. Duración promedio de la o las licencias, expresada en días corridos, que se investigan. 5. Remuneraciones promedio de los funcionarios objeto del procedimiento disciplinario, expresadas como remuneración bruta mensualizada durante el periodo en que se le extendió la o las licencias que se investigan. 6. Número de funcionarios cuyos procedimientos disciplinarios se encuentran en etapa de investigación. 7. Número de funcionarios cuyos procedimientos disciplinarios se encuentran con vista de fiscal emitida. 8. Número de funcionarios cuyos procedimientos disciplinarios fueron resueltos por el Jefe Superior del Servicio. 9. Número de funcionarios a quienes se les aplicó la medida disciplinaria de censura. 10. Número de funcionarios a quienes se les aplicó la medida disciplinaria de multa. 11. Número de funcionarios a quienes se les aplicó la medida disciplinaria de suspensión del empleo. 12. Número de funcionarios a quienes se les aplicó la medida disciplinaria de destitución. 13. Número de funcionarios absueltos de los cargos formulados en el procedimiento disciplinario. 14. Número de funcionarios que impugnaron la resolución que aplica medida disciplinaria. 15. Número de funcionarios cuya resolución de término del procedimiento disciplinario fue enviada a la Contraloría General de la República para el trámite de toma de razón, según corresponda. 16. Número de funcionarios cuya resolución de término del procedimiento disciplinario se encuentra ejecutoriada. 17. Toda otra información que solicite la Dirección de Presupuestos. A más tardar el 30 de enero de 2026, la Dirección de Presupuestos enviará a la Comisión Especial Mixta de Presupuestos un informe consolidado sobre el estado de los procedimientos disciplinarios instruidos por uso indebido de licencias médicas, con la información a que se refieren los numerales anteriores. Los órganos y servicios públicos indicados en el inciso primero, el Poder Judicial y el Congreso Nacional deberán informar trimestralmente a la Dirección de Presupuestos, a la Contraloría General de la República y a las Comisiones de Salud del Senado y de la Cámara de Diputados lo indicado en los numerales anteriores, junto con los descuentos aplicados a los funcionarios por el uso indebido de licencias médicas. Para estos efectos, todos los organismos involucrados deberán dar cumplimiento al deber de coordinación establecido en el inciso segundo del artículo 5° de la ley Nº 18.575, orgánica constitucional de Bases Generales de la Administración del Estado.

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 23 de 24 Artículo 55.- Para todos los efectos de esta ley, la obligación de informar o proporcionar los antecedentes recaerá en la autoridad, jefe o superior del servicio señalado conforme al artículo 16 de la ley N° 20.285. En caso de incumplimiento, se les aplicarán las sanciones previstas en el artículo 45 de dicha ley. Artículo 56.- Las reasignaciones que signifiquen en definitiva una disminución del presupuesto de las Fuerzas Armadas, Carabineros de Chile, Policía de Investigaciones, Ministerio Público y Poder Judicial, deberán ser informadas dentro del mes siguiente a la Comisión Especial Mixta de Presupuestos, a las comisiones de Defensa Nacional de ambas ramas del Congreso Nacional, a la Comisión de Seguridad Pública del Senado y a la Comisión de Seguridad Ciudadana de la Cámara de Diputados. Artículo 57.- Los órganos, servicios públicos y entidades del Estado comprendidos en la presente ley que, durante el ejercicio presupuestario, suscriban convenios, colaboraciones, transferencias, solicitudes de coordinación o instrumentos de ejecución conjunta con otros órganos de la Administración del Estado o con instituciones privadas, propenderán a la utilización de mecanismos formales de coordinación interinstitucional y de rendición de cuentas, de conformidad a lo establecido en el artículo 5 de la ley N° 18.575, orgánica constitucional de Bases Generales de la Administración del Estado, y en la resolución N° 30, de 2015, de la Contraloría General de la República, que fija normas de procedimiento sobre Rendición de Cuentas. Dentro de los treinta días siguientes al término de cada trimestre, los órganos y servicios públicos remitirán a la Comisión Especial Mixta de Presupuestos, con copia a la Dirección de Presupuestos, un informe consolidado que contenga: 1. La nómina de los convenios y colaboraciones vigentes o suscritos en el período informado. 2. Las entidades públicas y/o privadas participantes. 3. Los montos comprometidos y ejecutados. 4. Los objetivos y resultados esperados. 5. El estado de avance de ejecución material y financiero. 6. Las dificultades detectadas en la coordinación interinstitucional o en la implementación, y las medidas adoptadas para superarlas.”. Habiéndose cumplido con lo establecido en el Nº 1 del Artículo 93 de la Constitución Política de la República y por cuanto he tenido a bien aprobarlo y sancionarlo; por tanto, promúlguese y llévese a efecto como Ley de la República. Santiago, 11 de diciembre de 2025.- GABRIEL BORIC FONT, Presidente de la República.- Nicolás Grau Veloso, Ministro de Hacienda. Lo que transcribo a usted para su conocimiento.- Saluda Atte. a usted, Heidi Berner Herrera, Subsecretaria de Hacienda. Tribunal Constitucional Proyecto de ley de Presupuestos del Sector Público correspondiente al año 2026, Boletín N° 17.870-05 El Secretario Abogado (i) del Tribunal Constitucional, quien suscribe, certifica que la Honorable Cámara de Diputadas y Diputados envió el proyecto enunciado en el rubro, aprobado por el Congreso Nacional, a fin de que este Tribunal ejerza el control de constitucionalidad respecto de la totalidad del proyecto de ley; y por sentencia de 10 de diciembre de 2025, en el proceso Rol Nº 17.163-25-CPR. Se declara: Que no se emite pronunciamiento, en examen preventivo de constitucionalidad, respecto de la glosa 07, asociada a las glosas comunes a los servicios regionales de Vivienda y Urbanismo; del inciso primero de la glosa 04, asociada al subtítulo 24, ítem 03, asignación 003, y al subtítulo 33, ítem 03, asignación 003, programa 02, capítulo 1; de la glosa 04, asociada al subtítulo 24, ítem 03, asignación 002, y al subtítulo 33, ítem 03, asignación 002, programa 04, capítulo 01; y de la glosa 07, asociada al subtítulo 24, ítem 03, asignación 106, y al subtítulo 33, ítem 03, asignación 106, programa 04, capítulo 01, todas de la partida 18; de la glosa 05, asociada al ítem 02, subtítulo 31, programa 04, capítulo 01, de la partida 19; y del inciso final de la

Director: Felipe Andrés Peroti Díaz Sitio Web: www.diarioficial.cl Mesa Central: 600 712 0001 E-mail: consultas@diarioficial.cl Dirección: Dr. Torres Boonen N°511, Providencia, Santiago, Chile. CVE 2741100 Este documento ha sido firmado electrónicamente de acuerdo con la ley N°19.799 e incluye sellado de tiempo y firma electrónica avanzada. Para verificar la autenticidad de una representación impresa del mismo, ingrese este código en el sitio web www.diarioficial.cl DIARIO OFICIAL DE LA REPUBLICA DE CHILE Núm. 44.322-C Viernes 12 de Diciembre de 2025 Página 24 de 24 glosa 14, asociada a la asignación 006, ítem 09, subtítulo 24, programa 01, capítulo 01, de la partida 21, todas contenidas en el Proyecto de Ley de Presupuestos para el Sector Público correspondiente al año 2026, boletín N° 17.870-05, aprobado por el Congreso Nacional, por no regular materias reservadas a la Ley Orgánica Constitucional. Santiago, 11 de diciembre de 2025.- Sebastián Andrés López Magnasco, Secretario Abogado (i), Tribunal Constitucional.